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                                                                    EXHIBIT 2.03

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                              SYMANTEC CORPORATION,

                            BRAZIL ACQUISITION CORP.,

                             BRIGHTMAIL INCORPORATED

                                       AND

                       JOHN C. COLLIGAN, AS REPRESENTATIVE

                                                                    MAY 19, 2004

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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of May 19, 2004 (the "AGREEMENT DATE") by and among Symantec Corporation, a Delaware corporation ("ACQUIROR"), Brazil Acquisition Corp., a California corporation and a wholly owned subsidiary of Acquiror ("MERGER SUB"), Brightmail Incorporated, a California corporation (the "COMPANY"), and John C. Colligan, as Representative (the "REPRESENTATIVE").

                                    RECITALS

      A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the "MERGER"), with the Company to be the surviving corporation of the Merger (the "SURVIVING CORPORATION"), on the terms and subject to the conditions of this Agreement and pursuant to an Agreement of Merger in customary form to be attached hereto as Exhibit A (the "AGREEMENT OF MERGER") and the applicable provisions of the laws of the State of California.

      B. The Boards of Directors of Acquiror, Merger Sub and the Company have determined that the Merger is in the best interests of their respective companies and stockholders and shareholders and have approved and declared advisable this Agreement and the Merger.

      C. Following the execution and delivery of this Agreement, each Company Shareholder listed on Exhibit B-1 is executing and delivering a written consent substantially in the form attached hereto as Exhibit B-2 (the "COMPANY SHAREHOLDER CONSENT") approving the Merger and this Agreement and a letter substantially in the form attached hereto as Exhibit B-3 (the "COMPANY SHAREHOLDER LETTER") in favor of Acquiror agreeing not to revoke or rescind the Company Shareholder Consent or adopt resolutions rescinding or revoking approval of the Merger and this Agreement or otherwise precluding approval of the Merger and this Agreement.

      D. Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to prescribe various conditions to their respective obligations under this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                   ARTICLE 1
                               CERTAIN DEFINITIONS

      As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

            "ACQUIROR ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of Acquiror by an officer or officers of Acquiror at the Closing pursuant to Article 8 and each agreement (other than this Agreement) that Acquiror is to enter into as a party thereto pursuant to this Agreement.

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                  "ACQUIROR COMMON STOCK" means the Common Stock, $0.01 par
value per share, of Acquiror.

                  "ACQUIROR OPTIONS" means options to purchase shares of Acquiror Common Stock.

            "ALTERNATIVE TRANSACTION" means: (A) any acquisition or purchase of Company Capital Stock from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 20% voting interest in any class or series of Company Capital Stock or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock representing 20% or more of the voting interest in any class or series of Company Capital Stock or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Company Shareholders immediately preceding such transaction hold less than 80% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of Company; (C) any sale, lease, exchange, transfer, license or disposition to a third party of the Company Business; or (D) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the Securities Act.

            "APPLICABLE LAW" means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any of its assets, properties or business.

            "AVERAGE ACQUIROR STOCK PRICE" shall mean the average of the closing prices for a share of Acquiror Common Stock as quoted on the NASDAQ Stock Market (or other principal exchange or market on which Acquiror Common Stock is then listed) for 10 consecutive trading days ending on (and including) the trading day that is three trading days prior to the Closing Date.

            "BALANCE SHEET DATE" means April 30, 2004, the date of the Company Balance Sheet.

            "CALIFORNIA LAW" means the General Corporation Law of the State of California.

            "CLOSING" means the closing of the transactions to consummate the Merger.

            "CLOSING DATE" means a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9, or at such other time, date and location as the parties hereto agree in writing.

            "CLOSING FINANCIAL CERTIFICATE" means a certificate executed by the President or Chief Executive Officer of the Company, dated as of the Closing Date, certifying the amount of Merger Expenses (including an itemized list of each Merger Expense with a description of the

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nature of such expense and the Person to whom such expense was or is owed). The
Closing Financial Certificate shall include a representation of the Company, certified by the President or Chief Executive Officer of the Company, that such certificate includes all of the Merger Expenses paid or payable at any time prior to, at or following the Closing Date.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMPANY ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article 9 and each agreement (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

            "COMPANY BALANCE SHEET" means the Company's unaudited balance sheet as of April 30, 2004 included in the Company Financial Statements.

            "COMPANY BUSINESS" means the business of the Company and the Company Subsidiaries as presently conducted.

            "COMPANY CAPITAL STOCK" means the capital stock of the Company.

            "COMPANY COMMON STOCK" means the Common Stock, $0.001 par value per share, of the Company.

            "COMPANY FINANCIAL STATEMENTS" means (A) the Company's audited consolidated balance sheet dated January 31, 2004, (B) the Company's audited consolidated statement of operations, statement of cash flows and statement of changes in shareholders' equity for the year ended January 31, 2004, (C) the Company Balance Sheet, and (D) the Company's unaudited consolidated statement of operations, statement of cash flows and statement of changes in shareholders' equity for the three months ended April 30, 2004, and any notes to the foregoing audited financial statements.

            "COMPANY OPTION PLAN" means the 1998 Stock Option Plan of the
Company.

            "COMPANY OPTIONHOLDERS" means the holders of Company Options.

            "COMPANY OPTIONS" means options to purchase shares of Company Capital Stock.

            "COMPANY PREFERRED STOCK" means the Company Series A Stock, Company Series B Stock, Company Series C Stock and Company Series D Stock.

            "COMPANY SECURITYHOLDERS" means the Company Shareholders, Company Optionholders and Company Warrantholders, collectively.

            "COMPANY SERIES A STOCK" means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

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            "COMPANY SERIES B STOCK" means the Series B Convertible Preferred
Stock, par value $0.001 per share, of the Company.

            "COMPANY SERIES C STOCK" means the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

            "COMPANY SERIES D STOCK" means the Series D Convertible Preferred Stock, par value $0.001 per share, of the Company.

            "COMPANY SHAREHOLDERS" means the holders of shares of Company Capital Stock.

            "COMPANY SUBSIDIARY" means a corporation or other business entity in which the Company owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by the Company.

            "COMPANY WARRANTHOLDERS" means the holders of Company Warrants.

            "COMPANY WARRANTS" means warrants to purchase shares of Company Capital Stock.

            "CONTRACT" means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

            "DISSENTERS DEADLINE DATE" means the first date on which no holder of Company Capital Stock has the legal right to perfect dissenters' rights in accordance with California Law in connection with the Merger in respect of any shares of Company Capital Stock.

            "DISSENTING SHARES" means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters' rights shall have been perfected prior to the Dissenters Deadline Date in accordance with California Law in connection with the Merger.

            "DISSENTING SHARES EXCESS PAYMENTS" means any payment in respect of Dissenting Shares in excess of the amount of cash that would have been issuable pursuant to Section 2.1(b) in respect of such shares had they never been Dissenting Shares. Dissenting Shares Excess Payments shall constitute "Damages" for purposes of Section 11 without regard to the Deductible (as defined in Section 11.3).

            "DOCUMENTATION" means, collectively, programmers' notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products of the Company or Company Subsidiaries, whether in tangible or intangible form, whether owned by the Company or Company Subsidiaries or held by the Company or Company Subsidiaries under any licenses or sublicenses or similar grants of rights.

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            "EFFECTIVE TIME" means the time of the filing of the Agreement of
Merger (or such later time as may be mutually agreed in writing by the Company and Acquiror and specified in the Agreement of Merger).

            "ENCUMBRANCE" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security and any restriction on the transfer of any security).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" means any entity which is a member of: (A) a "controlled group of corporations," as defined in Section 414(b) of the Code;
(B) a group of entities under "common control," as defined in Section 414(c) of the Code; or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

            "ESCROW CASH" means the amount set forth in the Escrow Agreement as being escrow cash.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "FULLY-DILUTED COMPANY COMMON STOCK" means the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, (B) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Options (other than Unvested Company Options), (D) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Warrants or other direct or indirect rights to acquire shares of Company Common Stock, in each case that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), and (E) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock issuable upon the exercise of Company Warrants or other direct or indirect rights to acquire shares of Company Preferred Stock, in each case that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), calculated on a Treasury Stock Basis, as calculated by the Valuation Spreadsheet.

            "FULLY-DILUTED UNVESTED COMPANY OPTIONS" means the sum, without duplication, of the aggregate number of shares of Company Common Stock issuable upon the exercise of Unvested Company Options that are issued and outstanding immediately prior to the Effective Time (whether or not then exercisable), calculated on a Treasury Stock Basis, as calculated by the Valuation Spreadsheet.

            "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

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            "GENERAL CASH CONVERSION NUMBER" means $11.06. The General Cash
Conversion Number equals (A) the Total Cash Merger Consideration divided by (B) the Fully-Diluted Company Common Stock.

            "GENERAL STOCK CONVERSION NUMBER" means (A) the Total Stock Merger Consideration divided by (B) the Fully-Diluted Unvested Company Options.

            "GOVERNMENTAL AUTHORITY" means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "INDEMNIFIABLE MERGER EXPENSES" means any Merger Expenses in excess of $2,400,000, which excess shall constitute "Damages" for purposes of Section 11 without regard to the Deductible (as defined in Section 11.3).

            "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor.

            "KNOWLEDGE" means the knowledge of a particular fact, circumstance, event or other matter in question of the executive officers of an entity (collectively, the "ENTITY REPRESENTATIVES"). Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter would reasonably be expected to be known by an individual who has the duties and responsibilities of such Entity Representative.

            "LIABILITY" means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

            "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, circumstance, condition or effect that has, individually or in the aggregate, a materially adverse effect on the condition (financial or otherwise), capitalization, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, except and to the extent that any such change, event, condition or effect primarily results from: (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately in any material respect as compared to such entity's competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately in any material respect as compared to such entity's competitors); (C) the effect of the public announcement or pendency of the transactions

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contemplated hereby; or (D) the effect of actions by the Company or a Company
Subsidiary taken at the direction of Acquiror or otherwise required pursuant to this Agreement.

            "MERGER EXPENSES" means all costs and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby, (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

            "MERGER SUB ANCILLARY AGREEMENTS" means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article 8 and each agreement (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

            "MERGER SUB COMMON STOCK" means the Common Stock, no par value per share, of Merger Sub.

            "PERMITTED ENCUMBRANCES" means: (A) statutory liens for taxes that are not yet due and payable or liens for taxes being contested in good faith any by appropriate proceedings for which adequate reserves have been established;
(B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods.

            "PERSON" means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SPREADSHEET" means a spreadsheet in form reasonably acceptable to Acquiror, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to holders of Company Capital Stock, Company Options and Company Warrants: (A) the names of all the Company Shareholders, Company Optionholders and Company Warrantholders and their respective addresses and where available, taxpayer identification numbers; (B) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (C) the exercise price per share in effect for each Company Option and Company Warrant; (D) the vesting arrangements with respect to Company Options and Unvested Company Shares and terms of the Company's rights to repurchase such Unvested Company Shares (including the repurchase price payable per share under each Unvested Company Share); (E) the amount of cash issuable to each Company Shareholder, Company Optionholder and

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Company Warrantholder in exchange for the Company Capital Stock, Company Options and Company Warrants held by such Persons (and amount of cash required to be deducted and withheld from such Persons for taxes); (F) the number of shares of Acquiror Common Stock subject to and exercise price of each Acquiror Option issuable to each Company Optionholder holding Unvested Company Options and whether such Acquiror Option is an incentive stock option or non-qualified stock option under the Code; and (G) the Pro Rata Share of each Effective Time Holder and the interest in dollar terms of each Effective Time Holder in the Escrow Cash.

            "SPREADSHEET SUBMISSION DATE" means the later of (A) the date on which the Company delivers the Spreadsheet to Acquiror, (B) the Closing Date, and (C) the Dissenters Deadline Date.

            "TAX" (and, with correlative meaning, "TAXES") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and
(C) any liability for the payment of any amounts of the type described in clause
(A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

            "TOTAL CASH MERGER CONSIDERATION" means the product (rounded to the nearest cent) of (A) the quotient of (1) the Fully-Diluted Company Common Stock divided by (2) the sum of the Fully-Diluted Company Common Stock plus the Fully Diluted Unvested Company Options, multiplied by (B) the Total Merger Consideration, as calculated by the Valuation Spreadsheet.

            "TOTAL MERGER CONSIDERATION" means $370,000,000.

            "TOTAL STOCK MERGER CONSIDERATION" means the quotient (rounded to the nearest whole share) of (A) the product (rounded to the nearest cent) of (1) the quotient of (a) the Fully-Diluted Unvested Company Options divided by (b) the sum of the Fully-Diluted Company Common Stock plus the Fully Diluted Unvested Company Options, multiplied by (2) the Total Merger Consideration (the "TOTAL STOCK DOLLAR VALUE"), as calculated by the Valuation Spreadsheet, divided by (B) the Average Acquiror Stock Price.

            "TREASURY STOCK BASIS" means a calculation method which assumes that options and warrants are exercised when the exercise price is below the fair market value of the underlying security and that the proceeds from exercise are used by the Company to purchase the underlying security for the treasury. For the avoidance of doubt, when making such calculation, the fair market value of Company Common Stock and Company Preferred Stock shall equal the General Cash Conversion Number.

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            "UNVESTED COMPANY OPTIONS" means any Company Options and Company
Capital Stock (issued, or issuable, under any Company Options) that may be forfeited to or repurchased by the Company under the terms of any Contract with the Company (including, without limitation, any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement).

            "UNVESTED COMPANY SHARES" means any Company Capital Stock that may be forfeited to or repurchased by the Company under the terms of any Contract with the Company (including, without limitation, any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement).

            "VALUATION SPREADSHEET" means the spreadsheet attached hereto as Exhibit C, which sets forth the calculation of (A) the Fully-Diluted Company Common Stock, (B) the Fully-Diluted Unvested Company Options, (C) the Total Cash Merger Consideration, and (D) the Total Stock Dollar Value. The determination of the Fully-Diluted Company Common Stock and Fully-Diluted Unvested Company Options is based on mutual assumptions of the Company and Acquiror as to the amount of Merger consideration that would be forfeited by Continuing Employees whose employment or service is terminated within six months following the Effective Time. The parties intend that the calculations set forth in the Valuation Spreadsheet will result in the Company Securityholders receiving (inclusive of their contributions to the Escrow Cash) no more and no less than the Total Merger Consideration (valued in cash or with respect to Acquiror Options, the excess of the Average Acquiror Stock Price over exercise price) after taking into effect such forfeitures.

            Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

                                   ARTICLE 2
                                   THE MERGER

      2.1   Conversion of Shares.

            (a) Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Common Stock of the Company that are issued and outstanding immediately after the Effective Time.

            (b) Conversion of Company Capital Stock, Company Options and Company Warrants.

                  (i) Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest,

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equal to the General Cash Conversion Number. The amount of cash each Company
Shareholder is entitled to receive for the shares of Company Capital Stock held by such Company Shareholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by such Company Shareholder. The preceding provisions of this Section 2.1(b)(i) are subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares), Section 2.1(e) (regarding the continuation of vesting and repurchase rights) and Section 2.3 (regarding the withholding of Escrow Cash).

                  (ii) Vested Company Options. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Option (other than an Unvested Company Option) that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option multiplied by (B) (the General Cash Conversion Number, less the exercise price per share attributable to such Company Option); provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payment made to the holder of a Company Option the amount of withholding for taxes required to be deducted and withheld as a result of the transactions contemplated by this
Section 2.1(b)(ii). The amount of cash each Company Optionholder is entitled to receive for the Company Options (other than Unvested Company Options) held by such Company Optionholder shall be rounded to the nearest cent and computed after aggregating cash amounts for Company Options held by such Company Optionholder. The preceding provisions of this Section 2.1(b)(ii) are subject to the provisions of Section 2.3 (regarding the withholding of Escrow Cash).

                  (iii) Company Warrants. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash, without interest, equal to the product of (A) the number of shares of Company Capital Stock subject to such Company Warrant multiplied by (B) (the General Cash Conversion Number, less the exercise price per share attributable to such Company Warrant). The amount of cash each Company Warrantholder is entitled to receive for the Company Warrants held by such Company Shareholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Company Warrants held by such Company Warrantholder.

                  (iv) Unvested Company Options. Subject to the terms and conditions of this Agreement, at the Effective Time, each Unvested Company Option that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be assumed by Acquiror and converted into an Acquiror Option, and each holder of an assumed Unvested Company Option shall be entitled, in accordance with the terms of such Acquiror Option, to purchase after the Effective Time that number of shares of Acquiror Common Stock, determined by multiplying the number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time by the

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General Stock Conversion Number, and the exercise price per share for each such
Acquiror Option will equal the exercise price of the Unvested Company Option immediately prior to the Effective Time divided by the General Stock Conversion Number, such exercise price being rounded up to the nearest whole cent. If the foregoing calculation results in an assumed Unvested Company Option being exercisable for a fraction of a share, then the number of shares of Acquiror Common Stock subject to such Acquiror Option will be rounded down to the nearest whole number with no cash being payable for such fractional share. In no event shall the number of shares of Acquiror Common Stock, exercise price or any other term or provision of any Acquiror Option issued pursuant to this Section 2.1(b)(iv) be adjusted or modified in any manner as a result of any of the provisions of Section 2.1(b)(v). The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other material terms of the Unvested Company Option will otherwise be unchanged; provided, however, that the Acquiror Option shall not be exercisable for shares of Acquiror Common Stock which are not then vested according to such vesting schedule. Promptly after the Effective Time, Acquiror will notify in writing each holder of an Unvested Company Option of the assumption of such Unvested Company Option by Acquiror, and the number of shares of Acquiror Common Stock that are then subject to such option and the exercise price of such option, as determined pursuant to this Section 2.1(b)(iv), and each Company Optionholder shall, as a condition to receipt of an Acquiror Option pursuant to this Section 2.1(b)(iv), countersign such notice and agree to the treatment of such Person's Company Options in the manner set forth in Sections 2.1(b)(ii) and (iv). Acquiror will cause the Acquiror Common Stock issuable upon exercise of the assumed Unvested Company Options to be registered on Form S-8 of the SEC within 10 business days after the Effective Time (assuming timely receipt of the Spreadsheet, all option documentation relating to the Unvested Company Options outstanding immediately prior to the Effective Time and all signatures, opinions and consents required for such registration statement), will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Unvested Company Options remain outstanding and will reserve a sufficient number of shares of Acquiror Common Stock for issuance upon exercise thereof. The Form S-8 shall not cover the shares of Acquiror Common Stock subject to any Unvested Company Options which are held by persons who do not become employees of the Acquiror at the Effective Time or do not otherwise have a service relationship with the Acquiror at the Effective Time.

                  (v)   Adjustment.

                        (1) Following the Effective Time, Acquiror shall calculate (a) the aggregate amount of cash payable to Company Securityholders pursuant to Section 2.1(b)(i)-(iii) (prior to any deduction of any tax withholding and withholding of Escrow Cash) and (b) for each Acquiror Option, the number of shares of Acquiror Common Stock subject to each Acquiror Option multiplied by the difference between the Average Acquiror Stock Price and the exercise price of such Acquiror Option (the aggregate of the amounts specified in the foregoing clauses (a)-(b) being "CLOSING MERGER CONSIDERATION VALUE").

                        (2) If, on or prior to the six month anniversary of the Effective Time, any Continuing Employee who has had Unvested Cash withheld on his or her behalf pursuant to Section 2.1(b)(i) or an Acquiror Option issued pursuant to Section 2.1(b)(iv) shall have his or her employment or service relationship with Acquiror or the Surviving Corporation terminated for any reason (including a voluntary departure) and Acquiror or the Surviving Corporation exercises its right of repurchase with respect to such Unvested Cash or such Continuing Employee otherwise forfeits such Unvested Cash or any unvested portion of such Acquiror Option, then Acquiror shall calculate
(a) the dollar amount of such repurchased or forfeited Unvested Cash (calculated net of payment of any repurchase price for such Unvested Cash) and (b) for each Acquiror Option held by such Continuing Employee, the number of shares of Acquiror Common Stock subject to the unvested portion of such Acquiror Option forfeited by such person upon termination multiplied by the difference between the Average Acquiror Stock Price and the exercise price of such Acquiror Option (the aggregate of the amounts specified in the foregoing clauses (a)-(b) for all such Continuing Employees being the "FORFEITED MERGER CONSIDERATION VALUE"). The amount obtained by subtracting the Forfeited Merger Consideration Value from the Closing Merger Consideration Value shall be the "ADJUSTED MERGER CONSIDERATION VALUE". If the Adjusted Merger Consideration Value is less than the Total Merger Consideration, then the difference between the two (expressed as a positive number) shall be the "MERGER CONSIDERATION UNDERPAYMENT". If the Adjusted Merger Consideration Value is greater than the Total Merger Consideration, then the difference between the two (expressed as a positive number) shall be the "MERGER CONSIDERATION OVERPAYMENT".

                        (3) As soon as reasonably practicable (but in no event more than five business days) following the six-month anniversary of the Effective Time, the Acquiror shall prepare and deliver to the Representative a statement (the "ADJUSTMENT AMOUNT STATEMENT") setting forth the Acquiror's calculation of the Closing Merger Consideration Value, Forfeited Merger Consideration Value, Adjusted Merger Consideration Value, Merger Consideration Underpayment (if any) and Merger Consideration Overpayment (if any). The Adjustment Amount Statement shall be final and binding on the Representative, the Effective Time Holders and the Acquiror unless the Representative shall notify the Acquiror in writing (a "NOTICE OF DISPUTE"), within ten business days of its receipt of the Adjustment Amount Statement, that the Representative wishes to dispute one or more items set forth in the Adjustment Amount Statement (a "DISPUTED ITEM"), which Notice of Dispute shall set out in reasonable detail each Disputed Item, the basis for such dispute, the amount in dispute and the Representative's calculation of the Closing Merger Consideration Value, Forfeited Merger Consideration Value, Adjusted Merger Consideration Value, Merger Consideration Underpayment (if any) and Merger Consideration Overpayment (if any). In the event that the Representative shall fail to notify the Acquiror of any dispute with respect to any items set forth in the Adjustment Amount Statement within such ten business day period, (i) the Representative shall be deemed to have accepted and approved the Adjustment Amount Statement (or any items with respect to which the Representative has not so notified the Acquiror of a dispute), and (ii) the Adjustment Amount Statement shall be deemed to be final and binding on the Representative, the Effective Time Holders and the Acquiror with respect to any item set forth in the Adjustment Amount Statement that is not a Disputed Item. The Acquiror shall permit the Representative and its accountants and other advisors reasonable access during normal business hours, and on reasonable notice, to any relevant accounts, documents and records within its possession which are reasonably necessary for the purposes of reviewing the Adjustment Amount Statement, and will permit them to make copies of such accounts, documents and records at their own cost and expense. If the Representative shall notify the Acquiror of one or more Disputed Items in accordance with this Section 2.1(b)(v)(3), the Representative and the Acquiror shall consult with each other and attempt in good faith to resolve any and all Disputed

Items. If the Representative and the Acquiror are unable to resolve any Disputed Items within 30 calendar days of the delivery of a Notice of Dispute, such Dispute Items shall be referred, on the application of either the Representative or the Acquiror, for determination by a nationally recognized, independent auditing firm that is mutually acceptable to the Representative and the Acquiror (the "ACCOUNTING FIRM"). The following terms shall apply to any such determination:

                              a.    each of the Representative and the Acquiror
shall promptly prepare a written statement on the Disputed Items which (together with the relevant documents) will be submitted to Accounting Firm for determination;

                              b.    in giving its determination, the Accounting
Firm shall state what adjustments (if any) are necessary to the Adjustment Amount Statement in respect of the Disputed Items in order to comply with the requirements of this Agreement;

                              c.    the Accounting Firm shall act as an expert
(and not as an arbitrator) in making any determination with respect to any Disputed Items, which shall be final and binding on the Representative, the Effective Time Holders and the Acquiror; and

                              d.    the fees and expenses of the Accounting Firm
shall be paid (i) by the Effective Time Holders, if the Adjusted Merger Consideration Value calculated based upon any determinations of the Accounting Firm and the Representative's calculation of the Adjusted Merger Consideration Value is greater than the difference between the Adjusted Merger Consideration Value calculated based upon any determinations of the Accounting Firm and the Acquiror's calculation of the Adjusted Merger Consideration Value, (ii) by the Acquiror, if the difference between the Adjusted Merger Consideration Value calculated based upon any determinations of the Accounting Firm and the Acquiror's calculation of the Adjusted Merger Consideration Value is greater than the difference between the Adjusted Merger Consideration Value calculated based upon any determinations of the Accounting Firm and the Representative's calculation of the Adjusted Merger Consideration Value, and (iii) by the Representative and the Acquiror equally if the difference between the Adjusted Merger Consideration Value calculated based upon any determinations of the Accounting Firm and Representative's calculation of the Adjusted Merger Consideration Value is equal to the difference between the Adjusted Merger Consideration Value calculated based upon any determinations of the Accounting Firm and Acquiror's calculation of the Adjusted Merger Consideration Value.

If the Representative and the Acquiror reach (or pursuant to this Section 2.1(b)(v)(3) hereof are deemed to reach) agreement on the Adjustment Amount Statement, or the Adjustment Amount Statement is finally determined at any stage in the procedures set out in this Section 2.1(b)(v)(3), the Adjustment Amount Statement as so agreed or determined (including the values for the Closing Merger Consideration Value, Forfeited Merger Consideration Value, Adjusted Merger Consideration Value, Merger Consideration Underpayment (if any) and Merger Consideration Overpayment (if any) set forth therein) shall be final and binding on the Representative, Effective Time Holders and the Acquiror and shall be deemed to be the "FINAL ADJUSTMENT AMOUNT STATEMENT," for all purposes of and under this Agreement.

                        (4) If the Final Adjustment Amount Statement indicates a Merger Consideration Underpayment, then within five business days after determination of the Final Adjustment Amount Statement, Acquiror shall make available to the Exchange Agent (as defined in Section 7.2(b)) cash in an amount equal to the Merger Consideration Underpayment and direct the Exchange Agent to pay to each Tendering Company Holder (as defined in Section 7.2(b)) an amount of cash (rounded to the nearest cent), without interest, equal to its Pro Rata Share (as defined in Section 2.3) of such Merger Consideration Underpayment. The amount of cash each Tendering Company Holder is entitled to receive shall be (a) subject to deduction and withholding for the amount of withholding for taxes required to be deducted and withheld as a result of the transactions contemplated by this Section 2.1(b)(v), (b) subject to the provisions of Section 2.1(e) (regarding the continuation of vesting and repurchase rights), and (c) treated as payment of an additional consideration in the Merger for the Company Capital Stock, Company Options (other than Unvested Company Options) and Company Warrants tendered by such holder.

                        (5) If the Final Adjustment Amount Statement indicates a Merger Consideration Overpayment, then (a) the amount of the Merger Consideration Overpayment shall constitute "Damages" for purposes of Section 11 without regard to the Deductible (as defined in Section 11.3) and (b) Acquiror shall be entitled to recover the amount of the Merger Consideration Overpayment from the Escrow Cash and neither the Representative nor any Effective Time Holder shall have any power or authority to object under any provision of
Article 11 to the amount of any such claim by or on behalf of Acquiror against the Escrow Cash.

            (c) Dissenting Shares. As more fully set forth in Section 7.3, holders of shares of Company Capital Stock who have complied with all requirements for perfecting dissenters' rights, as set forth in California Law, shall be entitled to their rights under California Law with respect to such shares.

            (d) Cancellation of Company-Owned Stock. Notwithstanding Section 2.1(b), each share of Company Capital Stock held by the Company or any of the Company Subsidiaries immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

            (e) Continuation of Vesting and Repurchase Rights. If there are any Unvested Company Shares issued and outstanding immediately prior to the Effective Time, then the right to recover or extinguish such Unvested Company Shares under the terms of any Contract with the Company shall be assigned to Acquiror and the cash payable upon conversion of such Unvested Company Shares in the Merger (the "UNVESTED CASH") shall be, in place of such Unvested Company Shares, equally subject to such right assigned to Acquiror and shall be withheld by Acquiror and paid without interest to the holders of such Unvested Company Shares if and to the extent such assigned right expires unexercised by Acquiror pursuant to the terms of the applicable Contract with the Company; provided, however, that the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from such payments the amount of withholding imposed for taxes; provided further, that a portion of such newly vested cash so distributed may be treated as imputed interest and will be so treated to the extent required under the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, if any such holder paid for Unvested Company Shares with promissory notes, Unvested Cash which vests shall first be applied towards repayment of accrued interest and then outstanding principal under such promissory notes before being distributed to such holder. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Acquiror (or its assignee) is entitled to exercise any such right assigned hereunder, such that any Unvested Cash shall be returned to the Acquiror without payment to such holder (other than payment of the original purchase price of any Unvested Company Shares converted into Unvested Cash upon exercise of the applicable right by Acquiror according to the terms of the Contract with the Company governing such Unvested Company Shares as of immediately prior to the Effective
Time). No Unvested Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Acquiror, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person, prior to the distribution to such Person of such Unvested Cash in accordance with this Agreement.

      2.2 Company Options, Company Warrants and Other Rights Not Assumed. Acquiror is not assuming, and shall not assume, any obligations or Liabilities under (a) the Company Option Plan, (b) any outstanding Company Options (other than Unvested Company Options), (c) any outstanding Company Warrants, or (d) any other direct or indirect rights to acquire shares of Company Capital Stock. On the Closing Date, the Company Plan, the Company Options (other than Unvested Company Options), the Company Warrants and any other direct or indirect rights to acquire shares of Company Capital Stock shall be terminated without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than to make the cash payments contemplated by Section 2.1(b)). Acquiror shall not substitute any equivalent option, warrant or right for any such terminated Company Option, Company Warrant or right.

      2.3 Escrow. At the Effective Time, Acquiror shall withhold the Escrow Cash from the cash payable pursuant to Section 2.1(b) to the Company Shareholders and Company Optionholders as of immediately prior to the Effective Time (other than holders of solely shares of Company Capital Stock which constitute and remain Dissenting Shares and holders of solely Unvested Company Options) ("EFFECTIVE TIME HOLDERS"), on a pro rata basis (based upon the amount of cash each such holder is entitled to receive pursuant to Section 2.1(b) with respect to its Company Capital Stock (other than Dissenting Shares) and Company Options relative to the amount of cash all such holders are entitled to receive pursuant to Section 2.1(b) with respect to their Company Capital Stock (other than Dissenting Shares) and Company Options) ("PRO RATA SHARE"). Prior to the Closing, Acquiror, the Representative and Wells Fargo Bank, N.A. (the "ESCROW AGENT") shall enter into an escrow agreement substantially in the form attached hereto as Exhibit D (the "ESCROW AGREEMENT"). Within three business days after the Spreadsheet Submission Date, Acquiror shall cause the Escrow Cash to be deposited with the Escrow Agent. If a Company Securityholder holds Unvested Company Shares, then the cash to be paid upon conversion hereunder of shares of Company Capital Stock, Company Options or Company Warrants held by such Company Securityholder which are not Unvested Company Shares (the "VESTED CASH") shall be withheld and placed in escrow first and, thereafter, the Unvested Cash shall be withheld and placed in escrow (with the understanding that any Unvested Cash so placed in escrow shall vest prior to any such Unvested Cash not placed in escrow but withheld by Acquiror pursuant to Section 2.1(e)) to the extent necessary to satisfy such Effective Time Holders' escrow obligations as set forth in the first sentence of this Section 2.4. The payment of any Escrow Cash in satisfaction of any indemnification obligations under Article 11 shall be made, with respect to each Effective Time Holder, first with Vested Cash and then, if such cash is insufficient to satisfy such indemnification obligation and only to the extent of such insufficiency, shall such payment be made with Unvested Cash. The Escrow Agent shall hold the Escrow Cash as the sole and exclusive security for the Effective Time Holders' indemnification obligations for Damages under Article 11.

      2.4   Effects of the Merger. At and upon the Effective Time:

            (a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Agreement of Merger;

            (b) the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Agreement of Merger;

            (c) the Bylaws of the Surviving Corporation shall be amended in their entirety to read as the Bylaws of Merger Sub;

            (d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed;

            (e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified; and

            (f) the Merger shall, from and after the Effective Time, have all of the effects provided by California Law.

      2.5   Tax Consequences and Withholding.

            (a) The parties intend that the Merger shall be treated as a taxable purchase of securities of the Company pursuant to the Code. However, Acquiror makes no representations or warranties to the Company or to any Company Shareholder, Company Optionholder or Company Warrantholder regarding (a) the tax treatment of the Merger or (b) any of the tax consequences to the Company or any Company Shareholder, Company Optionholder or Company Warrantholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company and, by virtue of the Company Shareholders approving the Merger, this Agreement and the other transactions or agreements contemplated hereby, the Company Shareholders acknowledge that the Company and the Company Shareholders are relying solely on their own tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.

            (b) Acquiror or Acquiror's agent shall be entitled to deduct and withhold from the Total Merger Consideration or other payment otherwise payable pursuant to this Agreement to any Company Shareholder, Company Optionholder or Company Warrantholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder, Company Optionholder or Company Warrantholder in respect of whom such deduction and withholding was made.

      2.6 Further Assurances. If, at any time before or after the Effective Time, Acquiror reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquiror, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Company addressed to Acquiror, dated as of the Agreement Date and delivered to Acquiror concurrently with the parties' execution of this Agreement (the "COMPANY DISCLOSURE LETTER") referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 3 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this Article 3), the Company represents and warrants to Acquiror as follows:

      3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on the Company; without limiting the foregoing, as of the Closing Date, the Company will be so qualified or licensed and in good standing in each jurisdiction listed on Schedule 3.1 of the Company Disclosure Letter. The Company has delivered to Acquiror's legal counsel true and complete copies of the currently effective Articles of Incorporation and Bylaws of the Company, each as amended to date. The Company is not in violation of its Articles of Incorporation or Bylaws, each as amended to date.

      3.2 Company Subsidiaries. Schedule 3.2 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Subsidiary. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company Subsidiary has the corporate power and authority to own, operate and lease its properties and to carry on its business. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on such Company Subsidiary; without limiting the foregoing, as of the Closing Date, each respective Company Subsidiary will be so qualified or licensed and in good standing in each jurisdiction listed on Schedule 3.2 of the Company Disclosure Letter. The Company has delivered to Acquiror's legal counsel true and complete copies of the currently effective Articles of Incorporation and Bylaws (or other comparable charter documents) of each Company Subsidiary, each as amended to date. Each Company Subsidiary is not in violation of its Articles of Incorporation or Bylaws (or other comparable charter documents), each as amended to date. The Company is the owner of all of the issued and outstanding shares of capital stock of each Company Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of each Company Subsidiary are owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances) and are not subject to any preemptive right or right of first refusal created by statute, the Articles of Incorporation and Bylaws (or other comparable charter documents), as applicable, of such Company Subsidiary or any agreement to which such Company Subsidiary is a party or by which it is bound. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of capital stock of a Company Subsidiary or any securities or debt convertible into or exchangeable for capital stock of a Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. Other than the Company Subsidiaries set forth in Schedule 3.2, the Company does not have any Company Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.

      3.3   Power, Authorization and Validity.

            (a) Power and Authority. Subject to approval of the Merger and this Agreement by (i) holders of a majority of the outstanding shares of Company Common Stock (voting as a separate voting class), (ii) holders of a majority of the outstanding shares of Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (iii) holders of a majority of the outstanding shares of Company Series A Stock (voting as a separate voting class), (iv) holders of a majority of the outstanding shares of Company Series B Stock (voting as a separate voting class), and (v) holders of a majority of the outstanding shares of Company Series C Stock and Company Series D Stock (voting together as a single voting class on an as-converted to Company Common Stock basis) (the "COMPANY SHAREHOLDER APPROVAL"), the Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company's Board of Directors.

            (b) No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority, or any other Person (governmental or otherwise), is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger (including the consent of any Person required to be obtained in order to keep any Company Material Contract (as defined in Section 3.11) between such Person and the Company in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger), except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such filings and notifications as may be required to be made by the Company in connection with the Merger under the HSR Act and Applicable Laws of Germany and the expiration or early termination of applicable waiting periods under the HSR Act and Applicable Laws of Germany, and
(iii) the Company Shareholder Approval.

            (c) Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

      3.4   Capitalization of the Company.

            (a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 51,000,000 shares of Company Common Stock, 2,889,962 shares of Company Series A Stock, 6,026,158 shares of Company Series B Stock, 5,048,270 shares of Company Series C Stock and 7,171,315 shares of Company Series D Stock. A total of 6,282,283 shares of Company Common Stock, 2,889,962 shares of Company Series A Stock, 5,952,824 shares of Company Series B Stock, 5,020,364 shares of Company Series C Stock and 7,076,225 shares of Company Series D Stock are issued and outstanding as of the Agreement Date. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. The numbers and kind of issued and outstanding shares of Company Capital Stock held by each Company Shareholder as of the Agreement Date are set forth on Schedule 3.4(a)-1 of the Company Disclosure Letter, and no shares of Company Capital Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a)-1 of the Company Disclosure Letter and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a)-1 of the Company Disclosure Letter except for shares of Company Capital Stock issued pursuant to the exercise of outstanding Company Options listed on Schedule 3.4(b)-1 of the Company Disclosure Letter or Company Warrants listed on Schedule 3.4(b)-2 of the Company Disclosure Letter or pursuant to the conversion of outstanding shares of Company Preferred Stock. Schedule 3.4(a)-2 of the Company Disclosure Letter sets forth as of the Agreement Date all holders of Unvested

Company Shares, and for each such Company Shareholder, (i) the number of Unvested Company Shares held, (ii) the terms of the Company's rights to repurchase such Unvested Company Shares, (iii) the schedule on which such rights lapse and (iv) whether such repurchase rights lapse in full or in part as a result of any of the transactions contemplated by this Agreement or any Company Ancillary Agreement or upon any other event or condition. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

            (b) Options, Warrants and Rights. The Company has reserved an aggregate of 9,909,974 shares of Company Common Stock for issuance pursuant to the Company Option Plan (including shares subject to outstanding Company Options). A total of 7,302,407 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date, except for Company Options that are exercised in accordance with their terms.
Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule for such Company Option, (v) the extent such Company Option is vested as of the Agreement Date, (vi) whether such Company Option is an incentive stock option or non-statutory stock option under the Code, (vii) whether the exercisability of such Company Option shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any, and (viii) whether such Company Option was granted under the Company Option Plan. The terms of the Company Option Plan permit the conversion of Company Options into cash as provided in this Agreement, without the consent or approval of the holders of such Company Options, the Company Shareholders or otherwise and without acceleration of the exercise schedule or vesting provisions in effect for such Company Options.
Schedule 3.4(b)-2 of the Company Disclosure Letter sets forth as of the Agreement Date, for each Company Warrant, (i) the name of the holder of such Company Warrant, (ii) the exercise price per share of such Company Warrant,
(iii) the number and kind of shares covered by such Company Warrant, (iv) the vesting schedule for such Company Warrant, (v) the extent such Company Warrant is vested as of the Agreement Date, (vi) whether such Company Warrant was issued in connection with the performance of services, and (vii) whether the exercisability of such Company Warrant shall be accelerated in any manner by any of the transactions contemplated by this Agreement or upon any other event or condition and the extent of acceleration, if any. True and correct copies of the Company Option Plan, the standard agreement under the Company Option Plan, each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plan and each Company Warrant have been made available by the Company to Acquiror's legal counsel. All Company Options and Company Warrants have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts. On the Closing Date, the Company Plan, the Company Options, the Company Warrants and any other direct or indirect rights to acquire shares of Company Capital Stock shall be terminated without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than the obligations of Acquiror to make the payments contemplated by

Section 2.1(b)). A true, correct and complete copy of the Company Option Plan is included as Schedule 3.4(b)-3 of the Company Disclosure Letter and the terms of such plan govern the outstanding Company Options.

            (c) No Other Rights. Except for Company Options and Company Warrants and the conversion rights of the Company Preferred Stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. The Company's Articles of Incorporation and Bylaws do not provide, and the Company is not a party to or otherwise bound by any Contract providing, registration rights, rights of first refusal, preemptive rights, co-sale rights or other similar rights or other restrictions applicable to any outstanding securities of the Company. The Company is not a party to any Contract regarding the voting of any outstanding securities of the Company.

      3.5 No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under:
(a) any provision of the Articles of Incorporation or Bylaws (or other comparable charter documents) of the Company or any Company Subsidiary, each as currently in effect; (b) any Applicable Law applicable to the Company, any Company Subsidiary or any of their respective assets or properties; or (c) any Company Material Contract (as defined in Section 3.11). Neither the Company's entering into this Agreement nor the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any material rights of any third party or any obligations of the Company or any Company Subsidiary that would come into effect upon the consummation of the Merger.

      3.6 Litigation. As of the date hereof, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any Company Subsidiary (or against any officer, director, employee or agent of the Company or any Company Subsidiary in their capacity as such or relating to their employment, services or relationship with the Company or such Company Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation before any Governmental Authority been threatened. As of the date hereof, there is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person. To the knowledge of the Company, there is no current basis for any indemnity claim under Section 6.5(a).

      3.7 Taxes. The Company and each Company Subsidiary (and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any Subsidiary is or has been a member), (a) has properly completed and timely filed all foreign, federal, state, local and municipal tax and information returns (the "RETURNS") required to be filed by it, (b) has timely paid all taxes required to be paid by it for which payment was due, (c) has established an adequate accrual or reserve in accordance with GAAP for the payment of all unpaid taxes incurred in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), (d) has made all necessary estimated tax payments, and (e) has no Liability (fixed or contingent) for taxes in excess of the amount so paid or accruals or reserves so established except for taxes subsequent to the Balance Sheet Date incurred in the ordinary course of business. All such Returns are true, correct and complete, and the Company has provided or made available to Acquiror or its counsel true and correct copies of such Returns. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax or in the filing of any Returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved. No Return of the Company or any Subsidiary is under audit by the Internal Revenue Service or any other taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all taxes determined by such audit to be due from the Company or any Subsidiary have been paid in full to the applicable taxing agencies or authorities. No tax liens are currently in effect against any of the assets of the Company or any Subsidiary other than liens that arise by operation of law for taxes not yet due and payable. There is not in effect any waiver by the Company or any Company Subsidiary of any statute of limitations with respect to any taxes. Neither the Company nor any Company Subsidiary has consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing agency or authority. The Company and each Company Subsidiary have complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare and relevant state income and employment tax withholding laws), and have timely filed all withholding tax Returns. Neither the Company nor any Company Subsidiary is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company or any Company Subsidiary have any liability or potential liability to another party under any such agreement. Neither the Company nor any Company Subsidiary has filed any disclosures under
Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any tax reporting position taken on any Return. Neither the Company nor any Company Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a "tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Company Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. Neither the Company nor any Company Subsidiary has any liability for the taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither the Company, any Company Subsidiary, nor any "dual resident corporation" (within the meaning of Section 1503(d) of the Code) in which either the Company or any Company Subsidiary is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Neither the Company nor any Company Subsidiary has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither the Company nor any Company Subsidiary is a "personal holding company" within the meaning of the Code. Neither the Company nor any Company Subsidiary has ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code, and the Company and each Company Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and any comparable provisions of foreign, state, local or municipal law). Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code (a) in the two years prior to the Agreement Date or (b) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      3.8 Company Financial Statements. Schedule 3.8 of the Company Disclosure Letter includes the Company Financial Statements. The Company Financial
Statements: (a) are derived from and are in accordance with the books and records of the Company; (b) fairly present the consolidated financial condition of the Company and the Company Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods therein specified; and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior periods. The Company and the Company Subsidiaries have no Liability, except for those (a) shown on the Company Balance Sheet and (b) that were incurred after the Balance Sheet Date in the ordinary course of the Company's business consistent with its past practices. All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP.

      3.9 Title to Properties. The Company and each Company Subsidiary has good and valid title to all of their respective assets and properties (including those shown on the Company Balance Sheet), free and clear of all Encumbrances (other than Permitted Encumbrances). All properties used in the operations of the Company Business are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or any Company Subsidiary or used in the Company Business are in good operating condition, normal wear and tear excepted. All leases of real or personal property to which the Company or any Company Subsidiary is a party are in full force and effect and afford the Company or such

Company Subsidiary valid leasehold possession of the real or personal property that is the subject of the lease without material disruption (except as provided under such leases and Applicable Laws). Neither the Company nor any Company Subsidiary owns any real property.

      3.10 Absence of Certain Changes. From the Balance Sheet Date through the date hereof, the Company and each Company Subsidiary has operated its business in the ordinary course consistent with its past practices, and from the Balance Sheet Date through the date hereof there has not been with respect to the Company or any Company Subsidiary any:

            (a)   Material Adverse Change;

            (b) amendment or change in its Articles of Incorporation or Bylaws (or other comparable charter documents);

            (c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability or any other indebtedness for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

            (d) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the shareholder's termination of employment or services with it or pursuant to any right of first refusal;

            (e) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of $50,000 for any single Liability to a particular creditor;

            (f) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its material assets (including Company IP Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or nonexclusive license of Company Products or Services (as defined in Section 3.13(c)) to its customers in the ordinary course of its business consistent with its past practices;

            (g) material damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

            (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Option Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

            (i) material change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including, without limitation, stock awards, stock option grants, or stock appreciation rights ) made to or with any of such officers, directors, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries);

            (j) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

            (k) Liability incurred by it to any of its officers, directors or shareholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

            (l) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or shareholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

            (m) entering into, amendment of, relinquishment or termination by it of any Company Material Contract (as defined in Section 3.11) or material transaction (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, or any default by it under such Company Material Contract (or other right or obligation), or any written indication or written assertion by the other party thereto of any material problems with its services or performance under such Company Material Contract (or other right or obligation) or such other party's desire to so amend, relinquish or terminate any such Company Material Contract (or other right or obligation);

            (n) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

            (o) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company or any Subsidiary;

            (p) except as required by GAAP, any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

            (q) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or in an amount in excess of $100,000, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

            (r) entry into any Contract that would be required to be disclosed as an off-balance sheet arrangement under GAAP; or

            (s) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through
(r) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

      3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.11(a)-(r) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary or any of their respective assets or properties is bound as of the date hereof (each a "COMPANY MATERIAL CONTRACT"):

            (a) any Contract (i) pursuant to which the Company and the Company Subsidiaries recognized revenue in excess of $100,000 for the fiscal year ended January 31, 2004, (ii) pursuant to which the Company and the Company Subsidiaries recognized revenue in excess of $50,000 for the fiscal quarter ended April 30, 2004, (iii) executed by the Company or any Company Subsidiary after April 30, 2004 pursuant to which to the knowledge of the Company, the Company and the Company Subsidiaries are reasonably likely to recognize revenue in excess of $100,000 per annum for fiscal 2005, or (iv) which as of April 30, 2004 involved a deferred revenue balance in excess of $200,000;

            (b) any Contract (other than for employment) providing for payments (whether fixed, contingent or otherwise) by it in excess of $100,000 per annum at any time from and after the Balance Sheet Date;

            (c) any Contract of the type described in subsections (a)-(b) above (i) with any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or (ii) under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any Company Products or Services (as defined in Section 3.13(c));

            (d) any Contract providing for the development of any material software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any material software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is incorporated in any Company Product or Service (other than software, content or technology generally available to the public at a license fee of less than $1,000 per copy);

            (e) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party in excess of $100,000 per annum;

            (f) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants, in either case that is not terminable within 30 days by it without cost or other

Liability (except ratable compensation costs to be made during such 30 day notice period), including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

            (g) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

            (h) any lease or other Contract under which it is lessee of or holds or operates any material items of tangible personal property or real property owned by any third party;

            (i) any Contract (i) that restricts it from engaging in any aspect of its business (other than performance of the terms of the Contract to the other party thereto), (ii) that restricts it from participating or competing in any line of business or market, (iii) of the type described in subsection (a) above that restricts it from freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iv) that restricts it from engaging in any business in any market or geographic area or that grants any exclusive rights, material rights of refusal, material rights of first negotiation or similar material rights to any party, or (v) that restricts it from soliciting potential employees, consultants, contractors or other suppliers or customers;

            (j)   any Contract of the type described in subsections (a)-(d),
(i), (m)-(n) and (s) of this Section 3.11 governing any Company IP Right ("COMPANY IP RIGHTS AGREEMENT");

            (k) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard agreement under the Company Option Plan;

            (l) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

            (m) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (other than pursuant to its standard customer agreement, the form of which has been made available to counsel to Acquiror, or a Contract entered into in the ordinary course of business consistent with past practices);

            (n) any Contract providing for indemnification or warranting by it (other than pursuant to its standard customer agreement, the form of which the form of which has been made available to counsel to Acquiror, or a Contract entered into in the ordinary course of business consistent with past practices);

            (o) any Contract (i) in which its officers, directors, employees or shareholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm's length;

            (p) any Contract pursuant to which it has acquired a business or entity, or assets of a third party business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise since January 31, 2001;

            (q) any Contract with a Governmental Authority also required to be included on Schedule 3.11(a) or (b) or any Governmental Permit (as defined in Section 3.14(c));

            (r) any Contract of the type described in subsections (a)-(b) above under which the Company's entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company or any Company Subsidiary that would come into effect upon the consummation of the Merger; or

            (s) any other Contract not otherwise required to be disclosed pursuant to the foregoing subsections (a)-(r) that is material to it or its business, operations, financial condition, properties or assets.

      A true and complete copy of each agreement or document required by these subsections (a)-(s) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter has been made available to Acquiror's legal counsel. All Company Material Contracts are in written form.

      3.12  No Default; No Restrictions.

            (a) The Company or the applicable Company Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Company Material Contract. Each of the Company Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary, or to the knowledge of the Company as of the date hereof, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract,
(2) the right to accelerate the maturity or performance of any obligation of the Company or any of the Company Subsidiaries under any Company Material Contract, or (3) the right to cancel, terminate or modify any Company Material Contract. As of the date hereof, Company has not received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.

            (b) As of the date hereof, neither the Company nor any Company Subsidiary is a party to, and no asset or property of the Company or any Subsidiary is bound by, any judgment, injunction, order, decree, Contract (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the Company or any Company Subsidiary or, following the Effective Time, the Surviving Corporation or Acquiror, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which the Company or any Company Subsidiary may sell, license, market, distribute or support any Company Products or Services (as defined in Section 3.13(c)) or restricting the markets, customers or industries that the Company or any Company Subsidiary may address in operating the Company Business or restricting the prices which the Company or any Company Subsidiary may charge for Company Products or Services (including most favored customer pricing provisions)), or includes any grants by the Company or any Company Subsidiary of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

      3.13  Intellectual Property.

            (a) As used in this Agreement, "COMPANY-OWNED IP RIGHTS" means Intellectual Property that is or is purportedly owned by the Company or any Company Subsidiary; "COMPANY-LICENSED IP RIGHTS" means Intellectual Property that is used by the Company or any Company Subsidiary in the conduct of the Company Business and is licensed from third parties; and "COMPANY IP RIGHTS" means Company-Owned IP Rights and Company-Licensed IP Rights collectively.

            (b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms: (i) constitute a material breach of or default under any Company IP Rights Agreement; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Company IP Right; or (iii) materially impair the right of the Company or the Surviving Corporation or any Company Subsidiary to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of any material Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company or any Company Subsidiary to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company IP Rights by the Company or any Company Subsidiary and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement. Except with respect to Contracts to which Acquiror or Surviving Corporation is a party, after the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation and Acquiror without restriction and without payment of any kind to any third party.

            (c) Schedule 3.13(c) of the Company Disclosure Letter sets forth a list (by name and version number) of each version of the products and services currently produced, manufactured, marketed, licensed, sold, or distributed by the Company and the Company Subsidiaries and the next version of the Company's software product (each a "COMPANY PRODUCT OR SERVICE"). Neither the use, development, manufacture, marketing, licensing, sale, offering for sale, or distribution of any Company Product or Service as currently licensed, utilized, developed, manufactured, marketed, sold, offered for sale, distributed or provided by the Company or any Company Subsidiary (i) violates any license or other Contract between the

Company or such Company Subsidiary and any third party, or (ii) infringes or misappropriates any Intellectual Property of any other party. Neither the use, development, manufacture, licensing, sale, offering for sale, distribution, or intended use of the next version of the Company's software product identified in
Schedule 3.13(c) (i) violates any Contract between Company or such Subsidiary and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property of any other party. As of the date hereof, there is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, ownership or right of the Company or any Company Subsidiary to exercise any Company IP Right, nor has the Company or any Company Subsidiary as of the date hereof received any notice asserting that any Company IP Right or the proposed use, development, manufacture, sale, offering for sale, licensing, or distribution thereof infringes or shall infringe the Intellectual Property of any other party, and as of the date hereof neither the Company nor any Company Subsidiary has received any written notice from any third party offering a license under any such third party patents. Except for knowledge acquired based on a claim, litigation, notice or offer to license of the type described in the preceding sentence after the date hereof ("IP NOTICE", as to which no representation is made), to the knowledge of the Company, there is no legitimate basis for any claim or assertion that the proposed use, development, manufacture, sale, offering for sale, licensing, or distribution of Company-Owned IP infringes or shall infringe the Intellectual Property of any other party. As of the date hereof, none of the Company-Owned IP Rights, the Company Products or Services, the Company or any of the Company Subsidiaries is subject to any proceeding or outstanding order, contract or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company or any Company Subsidiaries of any Company-Owned IP Rights, or any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights, Company-Licensed IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business because of an infringement or misappropriation of any Intellectual Property rights of a third party.

            (d) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Company
Subsidiary: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, the Company or any Company Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Company Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee of the Company or any Company Subsidiary, nor the use by the Company or any Company Subsidiary of the services of any consultant or independent contractor subjects the Company or such Company Subsidiary to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Company Subsidiary, whether such Liability is based on contractual or other legal obligations to such third party.

            (e) The Company and each Company Subsidiary has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights that it desires to maintain as a trade secret and confidential. All current and former officers, employees, consultants and independent contractors of the Company and any Company Subsidiary having access to proprietary information of the Company or such Company Subsidiary, its customers or business partners and inventions owned by the Company or such Company Subsidiary have executed and delivered to the Company or such Company Subsidiary an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or such Company Subsidiary (in the case of proprietary information of the Company's or such Company Subsidiary's customers and business partners, to the extent required by such customers and business partners); and copies of all forms of such agreements have been made available to Acquiror's legal counsel. Except to the extent that such persons or entities may be a licensee under the Company's standard form license agreement, no current or former employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. Schedule 3.13(e) of the Company Disclosure Letter sets forth a list of all technology, software or Intellectual Property owned by a third party that is incorporated into, integrated or bundled with the Company Products or Services ("THIRD PARTY PRODUCT TECHNOLOGY"). Each Contract pursuant to which the Company licenses any Third Party Product Technology is identified in Schedule 3.11(d).

            (f) Schedule 3.13(f) of the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations in the name of the Company or any Company Subsidiary of any patents, copyrights, mask works, trademarks, service marks, with any Governmental Authority or quasi-governmental authority and domain names that the Company uses to interact with its customers,
(ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any Company Subsidiary to secure, perfect or protect its interest in the Company IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) to which the Company is a party related to any of the Company IP Rights. All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by the Company or any Company Subsidiary are subsisting, and the Company or such Company Subsidiary is the record owner thereof. The Company and the Company Subsidiaries are the exclusive owner of all trademarks and trade names for the applicable class of goods and services used on or in the marketing of any Company Products or Services by the Company or any of the Company Subsidiaries.

            (g) The Company and the Company Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.13(h) of the Company Disclosure Letter and Permitted Encumbrances). The right, license and interest of the Company and the Company Subsidiaries in and to all Company-Licensed IP Rights are free and clear of all Encumbrances and licenses (other than licenses and rights listed in Schedule 3.13(h) of the Company Disclosure Letter and Permitted Encumbrances).

            (h) Except for non-disclosure agreements, evaluation agreements and non-exclusive customer and distribution agreements in the ordinary course of business, Schedule 3.13(h) of the Company Disclosure Letter contains a true and complete list of all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any person is authorized to use any Company IP Rights. None of the licenses or other Contracts listed in Schedule 3.13(h) of the Company Disclosure Letter grants any third party exclusive rights to or under any Company-Owned IP Rights. Schedule 3.13(h) of the Company Disclosure Letter contains a true and complete list of all Intellectual Property that was sold or otherwise transferred by the Company to any third party.

            (i) No third party is currently in legal possession of any Company Source Code (as defined below), and neither the Company nor any Company Subsidiary nor any other party acting on its behalf has an obligation to disclose or deliver to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Company Subsidiary or any other party acting on its behalf to any party of any Company Source Code. Schedule 3.13(i) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this
Section 3.13(i), "COMPANY SOURCE CODE" means, collectively, any human readable software source code, or any material portion or aspect of the software source code contained in any Company Product or Service.

            (j) As of the date hereof, to the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of the Company or any Company Subsidiary.

            (k) All Company Products or Services provided by or through the Company or any Company Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any material representations provided to customers, and the neither Company nor any Company Subsidiary has any material Liability (and, to the knowledge of the Company or any Company Subsidiary, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any Company Subsidiary giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing. For all software incorporated by the Company and the Company Subsidiaries into the Company Products or Services, the Company and the Company Subsidiaries have implemented or will implement within a reasonable period of time any and all security patches or upgrades that are generally available for that software.

            (l) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Capital Stock) was used in the development of the Company Products or Services. No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights to the knowledge of the Company, has performed services for the government, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.

            (m) The Company Products or Services do not include any Public Software. As used in this Section 3.13(m), "PUBLIC SOFTWARE" means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) and (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under the GNU's General Public License (GPL) or Lesser/Library GPL.

      3.14  Compliance with Laws.

            (a) The Company and each Subsidiary has materially complied, and is now in material compliance, with, all Applicable Law.

            (b) All materials, products and services distributed or marketed by the Company and each Company Subsidiary have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect in violation of Applicable Law.

            (c) The Company and each Company Subsidiary holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business (but excluding Environmental Permits (as defined in Section 3.21)) without any material violation of Applicable Law ("GOVERNMENTAL PERMITS"), and as of the date hereof, all such Governmental Permits are valid and in full force and effect. As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

            (d) Neither the Company nor any Company Subsidiary nor any director, officer, agent or employee of the Company or any Company Subsidiary has, for or on behalf of the Company or any Company Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) made any other payment in violation of Applicable Law; or (iv) exported any Company Products or Services, software, or technology in violation of the United States Export Administration Regulations or any other Applicable Law.

      3.15 Certain Transactions and Agreements. None of the officers and directors of the Company or any Company Subsidiary and, to the knowledge of the Company, none of the employees or shareholders of the Company or any Company Subsidiary, nor any immediate family member of an officer, director, employee or shareholder of the Company or any Company Subsidiary, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Company Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). To the Company's knowledge, none of the officers, directors, employees or shareholders of the Company or any Company Subsidiary, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or shareholders or any member of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract with the Company or any Subsidiary, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Acquiror. To the knowledge of the Company, none of said officers, directors, employees, shareholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Company Business, except for the rights of a shareholder under Applicable Law.

      3.16  Employees, ERISA and Other Compliance.

            (a) The Company and each Company Subsidiary is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. A complete list of all current employees, officers and consultants of the Company and the Company Subsidiaries and their current title and/or job description and compensation (base salary and bonuses) is set forth on Schedule 3.16(a) of the Company Disclosure Letter. All employees of the Company or any of the Company Subsidiaries are legally permitted to be employed by the Company or such Company Subsidiary in the jurisdiction in which such employee is employed in their current job capacities. All independent contractors providing services to the Company or any of the Company Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable

Law. The Company and the Company Subsidiaries do not have any employment or consulting Contracts currently in effect that are not terminable at will, or are not terminable at will, but such termination can be effected without material liability to the Company or any Company Subsidiary (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

            (b) Neither the Company nor any Company Subsidiary (i) is as of the date hereof, or has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other Contract with any trade or labor union, employees' association or similar organization, and (iv) has, as of the date hereof, any labor disputes. As of the date hereof, each of the Company and the Company Subsidiaries has good labor relations, and as of the date hereof, the Company has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ. As of the date hereof, there are no pending, or to the knowledge of the Company, threatened, efforts to certify any Person as the collective bargaining agent of all or some of the employees of the Company or any Company Subsidiary.

            (c) The Company has no Company Benefit Arrangement that constitutes, or has since the enactment of ERISA, constituted, (i) a "multiemployer plan" as defined in Section 3(37) of ERISA, (ii) a "multiple employer plan" as defined in ERISA or Code Section 413(c), or (iii) a "funded welfare plan" within the meaning of Code Section 419. No pension plan of the Company is subject to Title IV of ERISA.

            (d)   (i)   Schedule 3.16(d) of the Company Disclosure Letter lists
each employment, consulting, severance or other similar Contract, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers' benefits, vacation benefits, severance benefits, retention, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is currently in effect, maintained or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate and which covers any employee or former employee of the Company or any Company Subsidiary. Such Contracts, plans and arrangements as are described in this
Section 3.16(d) are hereinafter collectively referred to as "COMPANY BENEFIT ARRANGEMENTS".

                  (ii) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement. To the knowledge of the Company, each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to qualify under Code Section 401(a) is so qualified. Unless otherwise indicated in Schedule 3.16(d) of the Company Disclosure Letter, with respect to each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to qualify under Code Section 401(a), the Company (1) has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as "GUST"), the Tax Reform Act of 1986, the IRS Restructuring and Reform Act of 1998 and the Community Renewal Tax Relief Act of 2000 (a copy of which letter(s) have been made available to Acquiror and its counsel), and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter, as applicable, which would reasonably be expected to cause the loss of the tax-qualified status of such Company Benefit Arrangement; (2) has applied timely to the Internal Revenue Service for such letter; (3) has a remaining period of time to apply for such letter; or (4) if reliance is permitted under IRS Announcement 2001-77, relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Employee Plan. No Company Benefit Arrangement shall be subject to any surrender fees or services fees upon termination other than the normal administrative fees associated with the termination of benefit plans.

                  (iii) The Company has made available to Acquiror and its legal counsel a complete and correct copy and description of each Company Benefit Arrangement, including, where applicable, all amendments thereto and all related trust documents, administrative services agreements, group annuity contracts, financial statements, investment policy statements, prospectuses, bonds required by ERISA, insurance policies (including policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Benefit Arrangement), vendor contracts, employee booklets, summary plan descriptions, summary of material modifications and other authorizing documents, and any material employee communications relating thereto.

                  (iv) The Company has timely filed and made available to Acquiror and its legal counsel the three most recent annual reports (Form 5500), including all schedules, financial statements, and attachments thereto, for each Company Benefit Arrangement that is subject to ERISA and Code reporting requirements, and all material communications with participants, the Internal Revenue Service ("IRS"), the U.S. Department of Labor ("DOL") or any other Governmental Authority, administrators, trustees, beneficiaries and alternate payees relating to any Company Benefit Arrangement.

                  (v) As of the date hereof, no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company or any Company Subsidiary, is threatened against or with respect to any Company Benefit Arrangement, including any audit or inquiry by the IRS or the DOL. Neither the Company nor any Company Subsidiary has ever been a participant in any "prohibited transaction" within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that the Company or such Company Subsidiary sponsors as employer or in which the Company or such Company Subsidiary participates as an employer which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA) or that could result in an excise tax under the Code or the assessment of a civil penalty under
Section 502(i) of ERISA.

                  (vi) All contributions due from the Company with respect to the Company Benefit Arrangements have been timely made under the terms of the applicable

Company Benefit Arrangement, ERISA, the Code and any other Applicable Law, or there is a period of time remaining for such contributions to be timely made . No further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company and the Company Subsidiaries after the Balance Sheet Date). All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA have been paid or, if not paid, will be paid by the Company.

                  (vii) All individuals who are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or, after having been timely offered an opportunity to participate consistent with the terms of such Company Benefit Arrangement, have either declined in writing or failed to accept such offer.

                  (viii) The Company shall not have any Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

                  (ix) There has been no termination or partial termination, within the meaning of Section 411(d)(3) of the Code, of any Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA.

                  (x) No Company Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other Applicable Law.

            (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the fiscal year ended January 31, 2004.

            (f) Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, the Health Insurance Portability and Accountability Act of 1996, the Women's Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, and the Newborns' and Mothers' Health Protection Act of 1996 (including any amendments to or regulations promulgated under any of the foregoing acts), or any similar provisions of state law, as such requirements affect the Company, the Company Subsidiaries and their employees. There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on the Company, any Company Subsidiary or Acquiror.

            (g) No benefit payable or that may become payable by the Company or any Company Subsidiary pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Agreement of Merger shall constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Unless otherwise indicated in Schedule 3.16(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any: (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) Company Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve (or purchased an insurance policy listed in Schedule 3.20) for such amount on the Company Balance Sheet and
(ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.16(g) of the Company Disclosure Letter.

            (h) As of the date hereof, no employee or consultant of the Company or any Company Subsidiary is in material violation of (i) any Contract or (ii) any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or such Company Subsidiary or to use trade secrets or proprietary information of others. The employment of any employee or consultant by the Company or any Company Subsidiary does not subject the Company or any Company Subsidiary to any Liability to any third party.

            (i) Each Company Benefit Arrangement that has been established or maintained, or that is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States (each such Company Benefit Arrangement, a "FOREIGN PLAN") is listed in
Schedule 3.16(i) of the Company Disclosure Letter. As regards each Foreign Plan,
(i) such Foreign Plan is in material compliance with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company, each Company Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and Applicable Law and regulations, (v) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan other than the triggering of payment to participants, and
(vii) except as required by Applicable Law, no condition exists that would prevent the Company or any of the Company Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).

            (j) In the past two years, there has been no "mass layoff," "employment loss," or "plant closing" as defined by the Workers Adjustment and Retraining Notification Act (the "WARN ACT") in respect of the Company.

      3.17 Corporate Documents. The Company has made available to Acquiror's legal counsel for examination all documents and information listed in the Company Disclosure Letter (including any Schedule thereto) or in any other exhibit or schedule called for by this Agreement, including the following: (a) copies of the Articles of Incorporation and Bylaws (or other comparable charter documents), each as currently in effect, of the Company and each Company Subsidiary; (b) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and shareholders of the Company and each Company Subsidiary; (c) the stock ledger, option ledger and warrant ledger and journal reflecting all stock issuances and transfers and all grants of options and warrants relating to the Company; and (d) all permits, orders and consents issued by, and filings by the Company with, any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents.

      3.18 No Brokers. Neither the Company nor any affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. Neither Acquiror nor the Surviving Corporation shall incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Merger.

      3.19  Books and Records.

            (a) The books, records and accounts of the Company and the Company Subsidiaries (i) are in all material respects true, complete and correct and
(ii) have been maintained in accordance with good business practices on a basis consistent with prior years.

            (b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (iii) the amount recorded for assets on the Company's books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      3.20 Insurance. The Company and the Company Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 3.20 of the Company Disclosure Letter. As of the date hereof, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each Company Subsidiary is otherwise in compliance with the terms of such policies and bonds. As of the date hereof, all such policies and bonds remain in full force and effect, and as of the date hereof, the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds. Each of the Company and each Company Subsidiary has made available to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Company Subsidiary.

      3.21  Environmental Matters.

            (a) The Company, each Company Subsidiary and their respective predecessors and affiliates are in material compliance with all Environmental Laws (as defined below), which compliance includes the possession by the Company or such Company Subsidiary of all permits and other governmental authorizations required under Environmental Laws ("ENVIRONMENTAL PERMITS") and material compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company or such Company Subsidiary is not in compliance with any Environmental Law. To the knowledge of the Company, no current or prior owner of any property leased or possessed by the Company or such Company Subsidiary has received any written notice or other communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or such Company Subsidiary is not in compliance with any Environmental Law. All Environmental Permits held by the Company or any Company Subsidiary pursuant to any Environmental Law (if any) are identified in Schedule 3.21 of the Company Disclosure Letter.

            (b) For purposes of this Section 3.21: (i) "ENVIRONMENTAL LAW" means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or exposure of any person to Materials of Environmental Concern, including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment but excluding products used for office and janitorial purposes properly and safely maintained.

      3.22  Customers and Suppliers.

            (a) As of the date hereof, neither the Company nor any Company Subsidiary has any outstanding material dispute, which has been communicated in writing, concerning its products and/or services with any customer or distributor who, in the year ended January 31, 2004 or the three months ended April 30, 2004, was one of the 20 largest sources of revenues recognized under GAAP for the Company and the Company Subsidiaries during such periods (each, a "SIGNIFICANT CUSTOMER"). Each Significant Customer is listed on Schedule 3.22(a) of the Company Disclosure Letter. As of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice from any Significant Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquiror) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror). As of the date hereof, the Company has not had any of the Company Products or Services returned by a purchaser or licensee thereof and has no warranty or indemnity Liability for the Company Products or Services to purchasers or licensees, except for normal warranty repair or replacement consistent with past history and those repairs or replacements that would not result in a reversal of any revenue by the Company on the statements of operations included in the Company Financial Statements. To the Company's knowledge, the Company could not reasonably be expected as a result of warranty or product liability claims against it to recall or modify in any material respect any Company Product or Service that is material to the Company.

            (b) As of the date hereof, neither the Company nor any Company Subsidiary has any outstanding material dispute, which has been communicated in writing, concerning products and/or services provided by any supplier who, in the year ended January 31, 2004 or the three months ended April 30, 2004, was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a "SIGNIFICANT SUPPLIER"). Each Significant Supplier is listed on Schedule 3.22(b) of the Company Disclosure Letter. As of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Acquiror) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquiror).

      3.23 Privacy. The Company's and the Company Subsidiaries' privacy practices conform, and at all times have conformed, in all material respects to their respective privacy policies (if any). The Company and each Company Subsidiary has materially complied with all Applicable Law relating to (a) the privacy of users of the Company Products or Services and all Internet websites owned, maintained or operated by the Company and the Company Subsidiaries (collectively, the "COMPANY WEBSITES"), and (b) the collection, storage and transfer of any personally identifiable information collected by the Company and the Company Subsidiaries or by third parties having authorized access to the Company's and the Company Subsidiaries' records. As of the date hereof, no claims have been asserted or, to the knowledge of the Company or any of the

Company Subsidiaries, are threatened against the Company or any of the Company Subsidiaries by any person or entity alleging a violation of such person's or entity's privacy, personal or confidentiality rights under the privacy policies of the Company or the Company Subsidiaries.

      3.24 Accounts Receivable. The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, and represented bona fide claims against debtors for sales and other charges. The accounts receivable of the Company and the Company Subsidiaries arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, and represented or shall represent bona fide claims against debtors for sales and other charges. As of the date hereof, neither the Company nor the Company Subsidiaries has received written notice that any of the accounts receivable of the Company and the Company Subsidiaries is subject to any claim of offset, recoupment, setoff or counter-claim. No material amount of accounts receivable is contingent upon the performance by the Company or any Company Subsidiary of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

                                   ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

      Subject to the exceptions set forth in a numbered or lettered section of the disclosure letter of the Acquiror addressed to the Company, dated as of the Agreement Date and delivered to the Company concurrently with the parties' execution of this Agreement (the "ACQUIROR DISCLOSURE LETTER" (if any)) referencing a representation or warranty herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of this Article 4 to which it relates (unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Acquiror and Merger Sub under this Article 4), Acquiror and Merger Sub represent and warrant to the Company as follows:

      4.1 Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Acquiror and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements. Acquiror has made available to the Company true and complete copies of the currently effective Certificate of Incorporation or Articles of Incorporation, as applicable, and Bylaws of Acquiror and Merger Sub, each as amended to date. Neither Acquiror nor Merger Sub is in violation of its Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws, each as amended to date.

      4.2   Power, Authorization and Validity.

            (a) Power and Authority. Acquiror has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Acquiror Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Acquiror of this Agreement, each of the Acquiror Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquiror. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

            (b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Acquiror or Merger Sub to enable Acquiror and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement, each of the Acquiror Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for: (i) the filing by Acquiror of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and Applicable Laws of Germany and the expiration or early termination of applicable waiting periods under the HSR Act and Applicable Laws of Germany; (iii) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Acquiror Common Stock issuable pursuant to Unvested Company Options assumed by Acquiror; and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Acquiror or Merger Sub would not be material to Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

            (c) Enforceability. This Agreement has been duly executed and delivered by Acquiror and Merger Sub. This Agreement and each of the Acquiror Ancillary Agreements are, or when executed by Acquiror shall be, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

      4.3 No Conflict. Neither the execution and delivery of this Agreement, any of the Acquiror Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Acquiror or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Articles of Incorporation, as applicable, or Bylaws of Acquiror or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Acquiror, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and
(c) where such conflict, termination, breach, impairment, violation or default would not be material to Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

      4.4 Litigation. There is no (a) action, suit, arbitration, mediation, proceeding, claim or investigation pending against Acquiror or Merger Sub before any Governmental Authority, arbitrator or mediator or (b) judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Acquiror or Merger Sub, except where such action, suit, arbitration, mediation, proceeding, claim or investigation or such judgment, decree, injunction, rule or order would not be material to Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements.

      4.5 Financing. Acquiror has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the Total Cash Merger Consideration.

                                   ARTICLE 5
                                COMPANY COVENANTS

      During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, the Company covenants and agrees with Acquiror as follows:

      5.1 Advice of Changes. The Company shall promptly advise Acquiror in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3 untrue or inaccurate such that the condition set forth in Section 9.1 would not be satisfied, or (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 9.2 would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Letter.

      5.2   Maintenance of Business.

            (a) The Company shall, and shall cause each Company Subsidiary to, carry on and preserve the Company Business and its relationships with customers, advertisers, suppliers, employees and others with whom the Company or any Company Subsidiary has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. Following the expiration or early termination of the HSR Act waiting period, at Acquiror's request such cooperation may include joint customer calls and cooperation in setting post-closing sales, marketing and manufacturing strategies.

            (b)   The Company shall, and shall cause each Company Subsidiary to,
(i) pay all of its debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform its other Liabilities when due.

            (c) The Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to assure that each of its Company Material Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

      5.3 Conduct of Business. The Company shall, and shall cause each Company Subsidiary to, continue to conduct the Company Business and maintain its business relationships in the ordinary and usual course consistent with its past practices, and the Company shall not, and shall not permit any Company Subsidiary to, without Acquiror's prior written consent:

            (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

            (b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Capital Stock), (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness;

            (c) enter into any Company Material Contract (other than pursuant to the Company's standard click-through license agreement), violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract;

            (d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

            (e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales, leases or licenses of Company Products or Services in the ordinary course of business consistent with its past practices);

            (f) (i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant (except in the ordinary course of business consistent with its past practices pursuant to arrangements listed on Schedule 5.3(f) of the Company Disclosure Letter), (ii) amend or enter into any employment or consulting Contract with any such person (except in the ordinary course of business to fill open positions listed on Schedule 5.3(f) of the Company Disclosure Letter), or (iii) adopt any plan or arrangement to provide compensation or benefits to any employees, directors or consultants, or amend any Company Benefit Arrangements (except in each case as required under ERISA, or the Code, or Applicable Law);

            (g)   change any of its accounting methods, unless required by GAAP;

            (h) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for (i) the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock or (ii) the repurchase of stock using proceeds from the exercise of Company Options or Company Warrants after the Agreement Date), or pay or distribute any cash or property to any of its shareholders or securityholders or make any other cash payment to any of its shareholders or securityholders (other than cash payments to employees or consultants in connection with services rendered by such employees or consultants to the Company);

            (i)   terminate, waive or release any material right or claim;

            (j) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Company Warrants outstanding on the Agreement Date; (ii) the issuance pursuant to the Company Option Plan of Company Options to purchase up to 250,000 shares of Company Common Stock remaining available for issuance pursuant to the Company Option Plan between the Agreement Date and the Closing Date, provided that such options are issued in the ordinary course of business consistent with past practices at exercise prices at least equal to the fair market value of Company Common Stock on the date of grant (as approved by Acquiror's independent auditors); and (iii) the issuance of shares of Company Common Stock upon conversion of Company Preferred Stock outstanding or subject to outstanding Company Warrants on the Agreement Date.

            (k) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

            (l) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Acquiror or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

            (m) amend its Articles of Incorporation or Bylaws or other comparable charter documents (other than the amendment to the Company's Articles of Incorporation contemplated by Section 9.11);

            (n) license any of its technology or Intellectual Property (except for licenses made in the ordinary course of business consistent with its past practices under its standard customer or distributor agreements or non-disclosure agreements or the standard agreements of a customer (provided the terms of such agreement of a customer are not less favorable to it than its standard form agreements in any material respect)), or acquire any Intellectual Property (or any license thereto) from any third party (other than licenses of software generally available to the public at a per copy license fee of less than $1,000 per copy and such contracts listed on Schedule 5.3(n) of the Company Disclosure Letter);

            (o)   materially change any insurance coverage;

            (p)   (i) agree to any audit assessment by any taxing authority,
(ii) file any Return or amendment to any Return unless copies of such Return or amendment have first been delivered to Acquiror for its review at a reasonable time prior to filing, (iii) except as required by Applicable Law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

            (q) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions (other than 25% accelerated vesting to be granted to Company employees who will not be Continuing Employees as set forth in Schedule 5.3(q) of the Company Disclosure Letter);

            (r) (i) initiate any litigation, action, suit, proceeding, claim or arbitration (other than for the routine collection of bills) or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (except where the amount in controversy does not exceed $50,000 and does not involve injunctive or other equitable relief);

            (s) (i) pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $100,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses and professional fees and expenses related to the proposed initial public offering of the Company, or (ii) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with its past practices;

            (t) materially change the policy or practice in which it extends warranties, discounts or credits to customers;

            (u) (i) agree to do any of the things described in the preceding clauses (a)-(t), (ii) take or agree to take any action which would reasonably be expected to make any of the Company's representations or warranties contained in this Agreement materially untrue or incorrect (such that the condition set forth in Section 9.1 would not be satisfied), or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in Section 9.2 would not be satisfied).

For purposes of Section 5.2 and Section 5.3, "Company Material Contract" includes any Contract arising subsequent to the Agreement Date that would have been required to be listed on the Company Disclosure Letter pursuant to Section
3.11 or Section 3.13 had such Contract been in effect on the Agreement Date.

      5.4 Regulatory Approvals. The Company shall, and shall cause each Company Subsidiary to, promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act and Applicable Laws of Germany) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Acquiror may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Acquiror of any material communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby. If the Company or any affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Acquiror.

      5.5 Necessary Consents. The Company shall use commercially reasonable efforts to obtain the consents, approvals, orders, authorizations, releases and waivers, and make the registrations, declarations and filings, set forth in
Schedule 3.3(b) of the Company Disclosure Letter.

      5.6 Litigation. The Company shall notify Acquiror in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be threatened in writing against the Company or any Company Subsidiary or any of their respective officers, directors, employees or shareholders in their capacity as such.

      5.7   No Other Negotiations.

            (a) The Company shall not, and shall not authorize, encourage or permit any Company Subsidiary or any of their respective officers, directors, employees, shareholders, affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, "COMPANY REPRESENTATIVES") to, directly or indirectly: (a) solicit, initiate, encourage, induce or knowingly facilitate the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Acquiror) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding the Company or the Company Subsidiaries to any Person (other than Acquiror and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to a binding "no shop" covenant); (d) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Acquiror and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to a binding "no shop" covenant); (d) otherwise cooperate with, encourage or knowingly facilitate any effort or attempt by any Person (other than Acquiror and its agents and advisors) to effect any Alternative Transaction; or (h) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than Acquiror) that is related to, provides for or concerns any Alternative Transaction.

            (b) The Company shall immediately notify Acquiror after receipt by the Company and/or any Company Subsidiary (or, to the Company's knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes a Alternative Transaction, or any other notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to the Company or any Company Subsidiary or for access to any of the properties, books or records of the Company or any Company Subsidiary by any Person or Persons other than Acquiror (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer, proposal or request) and shall keep Acquiror fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Acquiror a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing. The Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Alternative Transaction. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to a Alternative Transaction.

      5.8 Access to Information. The Company shall allow Acquiror and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company and the Company Subsidiaries, including any and all information relating to the Company's and the Company Subsidiaries' taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Mutual Non-Disclosure Letter Agreement between the Company and Acquiror dated May 10, 2004 (the "MUTUAL NDA") and subject to any Applicable Law relating to the privacy of individually identifiable employee information. The Company shall cause its and the Company Subsidiaries' accountants to cooperate with Acquiror and Acquiror's agents and advisors (provided that, prior to any disclosure to such agents or advisors, such agents or advisors are bound by the terms of a confidentiality agreement with substantially similar restrictions as included in the Mutual NDA to restrict the use and disclosure of the Company's and the Company Subsidiaries' confidential information) in making available all financial information reasonably requested by Acquiror and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

      5.9 Satisfaction of Conditions Precedent. The Company shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 9, and the Company shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

      5.10 Company Benefit Arrangements. Upon Acquiror's written request delivered at least five business days prior to the Closing Date, the Company shall terminate any Company Benefit Arrangement intended to constitute a Code
Section 401(k) arrangement and any employee leasing arrangement or professional employee organization prior to the Closing Date. If Acquiror requests that the Company's 401(k) Plan be terminated, the Company's Board of Directors shall adopt resolutions authorizing the termination of the 401(k) Plan and the Company shall execute an amendment to the 401(k) Plan that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination. The Company shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than Contracts disclosed in writing to Acquiror prior to the Agreement Date and listed on Schedule 5.10 of the Company Disclosure Letter) prior to the Closing Date.

      5.11  Approval of the Company Shareholders.

            (a) The Company shall take all action necessary in accordance with this Agreement, California Law, and the Articles of Incorporation and Bylaws of the Company to secure the Company Shareholder Approval pursuant to the Company Shareholder Consent. The Company's obligation to secure the Company Shareholder Approval in accordance with this Section 5.11(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Alternative Transaction. The Company shall deliver an executed Company Shareholder Consent and an executed Company Shareholder Letter from each Company Shareholder listed in Exhibit B-1, which together constitute the Company Shareholder Approval, no later than 5:00 p.m. Pacific Time on the date immediately following the Agreement Date. The Company shall exercise commercially reasonable efforts to obtain an executed Company Shareholder Consent and an executed Company Shareholder Letter from each Company Shareholder not listed in Exhibit B-1.

            (b) The Company's Board of Directors shall unanimously recommend that the Company Shareholders vote in favor of and approve the Merger and this Agreement pursuant to the Company Shareholder Consent. Neither the Company's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquiror, the unanimous recommendation of the Company's Board of Directors that the Company Shareholders vote in favor of and approve the Merger and this Agreement.

            (c) The Company shall use commercially reasonable efforts to obtain and deliver to Acquiror, prior to the initiation of the requisite shareholder approval procedure under Section 5.11(d), a Parachute Payment Waiver, in a form reasonably acceptable to Acquiror, from each Person who the Company or Acquiror reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 5.11(d), and who Acquiror believes might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code (such Persons being set forth on Schedule 5.11(c) of the Company Disclosure Letter).

            (d) The Company shall use commercially reasonable efforts to obtain the approval by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.11(c), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed Treasury Regulations.

      5.12  Notices to Company Securityholders and Employees.

            (a) The Company shall timely provide to holders of Company Capital Stock, Company Options and Company Warrants all advance notices required to be given to such holders in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Company's Articles of Incorporation and Bylaws, the Company Option Plan, the Company Warrants or other applicable Contracts.

            (b) The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

      5.13 Closing Financial Certificate. At least two business days prior to the Closing Date, the Company shall deliver a draft of the Closing Financial Certificate to Acquiror. The Company shall cause such certificate to be derived from and be in accordance with the books and records of the Company and true, correct and complete. In preparing such certificate, the Company shall use its commercially reasonable efforts to include all the Merger Expenses then known or reasonably estimable. Without limiting the generality or effect of the provisions of Section 5.8, the Company shall provide to Acquiror, promptly after Acquiror's request, copies of the documents evidencing the amounts set forth on any such draft or final certificate.

                                   ARTICLE 6
                               ACQUIROR COVENANTS

      During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, Acquiror covenants and agrees with the Company as follows:

      6.1 Advice of Changes. Acquiror shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Acquiror or Merger Sub contained in
Article 4 untrue or inaccurate such that the condition set forth in Section 8.1 would not be satisfied and (b) any breach of any covenant or obligation of Acquiror or Merger Sub pursuant to this Agreement, any Acquiror Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 8.2 would not be satisfied. Acquiror and Merger Sub shall not
(i) take or agree to take any action which would reasonably be expected to make any of their representations or warranties contained in this Agreement materially untrue or incorrect (such that the condition set forth in Section 8.1 would not be satisfied), or (ii) take or agree to take any action which would reasonably be expected to prevent them from performing or cause them not to perform one or more covenants required hereunder to be performed by them (such that the condition set forth in Section 8.2 would not be satisfied).

      6.2 Regulatory Approvals. Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act and Applicable Laws of Germany) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Acquiror Ancillary Agreement or any Merger Sub Ancillary Agreement. Acquiror shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquiror with respect to such authorizations, approvals and consents. Acquiror shall promptly inform the Company of any material communication between Acquiror and any Governmental Authority regarding any of the transactions contemplated hereby. If Acquiror or any affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company. If any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, Acquiror shall use commercially reasonable efforts to defend such action or proceeding; provided, however, that it is expressly understood and agreed that neither Acquiror nor any of its Subsidiaries or affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for (a) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror, any of its subsidiaries or affiliates or the Company or any of the Company Subsidiaries, or the holding separate of the shares of Company Common Stock or (b) the imposition of any limitation on the ability of Acquiror or any of its subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Capital Stock.

      6.3 Satisfaction of Conditions Precedent. Acquiror shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 8, and Acquiror shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. Acquiror shall vote its shares of Company Capital Stock in favor of the termination of each of the Company Preferred Stock Agreements (as defined in Section 9.8) to which it is a party, contingent upon and effective as of the Closing.

      Acquiror also covenants and agrees with the Company as follows:

      6.4 Employee Benefit Matters. As promptly as reasonably practicable after the Effective Time, Acquirer shall enroll those persons who were employees of the Company or its Subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its Subsidiaries or become employees of Acquiror following the Effective Time ("CONTINUING EMPLOYEES") in Acquiror's employee benefit plans for which such employees are eligible (the "ACQUIROR PLANS"), including its severance plan, medical plan, dental plan, life insurance plan and disability plan, to the extent permitted by the terms of the applicable Acquiror Plans on substantially similar terms applicable to employees of Acquiror who are similarly situated based on positions and levels of responsibility. Without limiting the generality of the foregoing, Acquiror shall recognize the prior service with the Company of each of the Continuing Employees in connection with Acquiror 's PTO policy and severance plan, for purposes of eligibility, vesting and levels of benefits. Notwithstanding anything in this
Section 6.4 to the contrary, this Section 6.4 shall not operate to (a) duplicate any benefit provided to any Continuing Employee or to fund any such benefit, (b) require Acquiror to continue to maintain any severance plan or other employee benefit plan in effect following the Effective Time for Acquiror's employees, including the Continuing Employees, or (c) be construed to mean the employment of the Continuing Employees is not terminable by Acquirer at will at any time, with or without cause, for any reason or no reason.

      6.5   Indemnification of Company Directors and Officers.

            (a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations (including with respect to indemnification, exculpation of liability and advancement of expenses) of the Company to its directors and officers as of immediately prior to the Effective Time (the "COMPANY INDEMNIFIED PARTIES") pursuant to any indemnification provisions under the Company's Articles of Incorporation or Bylaws as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date (the "COMPANY INDEMNIFICATION PROVISIONS"), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time. Any claims for indemnification made under this Section 6.5(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 6.5(a) shall not apply to any claim based on a claim for indemnification made by Acquiror pursuant to Section 11.

            (b) For a period of six years from and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to the current directors and officers of the Company; provided, however, that in no event shall Acquiror or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the annual premium currently paid by the Company under its directors' and officer's liability insurance policy in effect as of the date hereof, and if the cost for such coverage is in excess of such amount, Acquiror or the Surviving Corporation shall only be required to maintain such coverage as is available for such amount; provided further, however, that notwithstanding the foregoing, Acquiror may fulfill its obligations under this
Section 6.5(b) by purchasing a policy of directors' and officers' insurance approved in advance by the Company, or a "tail" policy under the Company's existing directors' and officers' insurance policy, in either case which (i) has an effective term of six years from the Effective Time, (ii) covers only those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those applicable to the current directors and officers of the Company.

            (c) This Section 6.5 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Acquiror, and shall be enforceable by the Company Indemnified Parties.

                                   ARTICLE 7
                                CLOSING MATTERS

      7.1   The Closing. Subject to termination of this Agreement as provided in
Article 10, the Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on the Closing Date. Concurrently with the

Closing or at such later date and time as may be mutually agreed in writing by the Company and Acquiror, the Agreement of Merger shall be filed with the California Secretary of State in accordance with California Law.

      7.2   Exchange.

            (a) At the Effective Time, all outstanding Company Capital Stock, Company Options and Company Warrants shall, by virtue of the Merger and without further action, cease to exist, and all such securities shall be converted into the right to receive from Acquiror the cash amount to which the holder thereof is entitled pursuant to Section 2.1(b), subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares), Section 2.1(e) (regarding the continuation of vesting and repurchase rights) and Section 2.3 (regarding the withholding of the Escrow Cash).

            (b) Within three business days after the Spreadsheet Submission Date, Acquiror shall make available to Equiserve Trust Company, N.A or American Stock Transfer & Trust Company (the "EXCHANGE AGENT") cash in an amount sufficient to permit the payment of the cash amounts to which the Company Securityholders are entitled pursuant to Section 2.1(b), subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares),
Section 2.1(e) (regarding the continuation of vesting and repurchase rights) and
Section 2.3 (regarding the withholding of the Escrow Cash). Unless previously delivered, as soon as practicable after the Effective Time (and in any event no later than five business days after the Effective Time), the Acquiror shall cause to be mailed to each holder of record of Company Capital Stock, Company Options or Company Warrants that were outstanding immediately prior to the Effective Time (the certificates or instruments evidencing such securities being "COMPANY CERTIFICATES") and which were converted into the right to receive cash pursuant to Section 2.1(b) the following: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror and the Company may reasonably specify and contain an agreement to be bound by the indemnification provisions hereof); and
(ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the cash amounts specified in Article 2. Upon surrender of a Company Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to Acquiror and the Exchange Agent (the "AFFIDAVIT") (together with any required Form W-9 or Form W-8) to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall as promptly as reasonably practicable pay by check to each tendering holder of a Company Certificate or an Affidavit (each, a "TENDERING COMPANY HOLDER") the cash amounts to which such Tendering Company Holder is entitled pursuant to Section 2.1(b), subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares),
Section 2.1(e) (regarding the continuation of vesting and repurchase rights) and
Section 2.3 (regarding the withholding of the Escrow Cash).

            (c) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company or its transfer agent of any Company Capital Stock, Company Options or Company Warrants that were outstanding immediately prior to the

Effective Time. If, after the Effective Time, any Company Certificates or Affidavits are presented for any reason, they shall be cancelled and exchanged as provided in this Section 7.2.

            (d) Until Company Certificates are surrendered or an Affidavit is delivered pursuant to Section 7.2(b), such Company Certificates shall be deemed, for all purposes, to evidence ownership of the amount of cash which Company Capital Stock, Company Options or Company Warrants shall have been converted pursuant to Section 2.1(b), subject to the provisions of Section 2.1(c) (regarding rights of holders of Dissenting Shares), Section 2.1(e) (regarding the continuation of vesting and repurchase rights) and Section 2.3 (regarding the withholding of the Escrow Cash).

      7.3 Dissenting Shares. If, in connection with the Merger, holders of Company Capital Stock are entitled to dissenters' rights pursuant to California Law, any Dissenting Shares shall not be converted into a right to receive cash as provided in Section 2.1(b), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Each holder of Dissenting Shares who, pursuant to the provisions of California Law, becomes entitled to payment of the fair market value of such shares shall receive payment therefor in accordance with California Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to California Law). In the event that any Company Shareholder fails to make an effective demand for payment or fails to perfect its dissenters' rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article 2 in respect of such shares had such shares never been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 7.2, following the satisfaction of the applicable conditions set forth in Section 7.2, the cash, without interest thereon, to which such Company Shareholder would have been entitled under Section 2.1(b) with respect to such shares, subject to the provisions of Section 2.1(e) (regarding the continuation of vesting and repurchase rights) and Section 2.3 (regarding the withholding of the Escrow
Cash). The Company shall give Acquiror prompt notice (and in no event more than two business days) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a Company Shareholder's dissenters' rights, and Acquiror shall have the right to control all negotiations and proceedings with respect to any such demand. The Company agrees that, except with Acquiror's prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters' rights.

                                   ARTICLE 8
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

      The Company's obligations to consummate the Merger and take the other actions required to be taken by the Company at the Closing are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by the Company in a writing signed on behalf of the Company and (b) by proceeding with the Closing, the Company shall be deemed to have waived any of such conditions that remain unfulfilled or unsatisfied):

      8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquiror and Merger Sub set forth in Article 4 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), except to the extent the failure of such representations and warranties to be so true and correct does not have a material adverse effect on Acquiror's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements, and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.

      8.2 Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing (to the extent that such covenants require performance by Acquiror on or before the Closing), and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquiror.

      8.3 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, judgment or ruling that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.

      8.4 Government Consents; HSR Compliance. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger. All applicable waiting periods under the HSR Act and Applicable Laws of Germany shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice or applicable Governmental Authorities of Germany without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by Acquiror or the Company.

      8.5 Company Shareholder Approval. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by California Law and the Company's Articles of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote or written consent of the Company Shareholders. In addition, the Merger and this Agreement shall have been approved and adopted by the holders of a majority of the issued and outstanding Company Preferred Stock, voting together as a single class, and the holders of a majority of the issued and outstanding shares of Series C Stock and Series D Stock, voting together as a single class, in each case excluding shares of Company Preferred Stock held by Acquiror from the numerator and denominator in making such calculation.

      8.6 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Acquiror, the Escrow Agent and the Representative.

                                   ARTICLE 9
              CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

      Acquiror's and Merger Sub's obligations to consummate the Merger and take the other actions required to be taken by them at the Closing are subject to the fulfillment or satisfaction, as of the Closing, of each of the following conditions (it being understood that (a) any one or more of the following conditions may be waived by Acquiror and Merger Sub in a writing signed by Acquiror and (b) by proceeding with the Closing, Acquiror and Merger Sub shall be deemed to have waived any of such conditions that remains unfulfilled or unsatisfied):

      9.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Article 3 shall be true and correct in all respects on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, in all respects, on and as of such specified date or dates); provided, however, that the foregoing condition shall be deemed to have been satisfied even if such representations or warranties (other than those set forth in Section 3.3(a)) are not so true and correct so long as the failure of such representations or warranties to be so true and correct (determined without regard to any materiality qualifier contained in such representations or warranties), individually or in the aggregate, does not constitute a Material Adverse Change with respect to the Company; provided further, that satisfaction of the foregoing condition pursuant to the immediately preceding clause shall not affect in any way the rights of Acquiror to seek indemnification pursuant to the terms of Article 11 hereof for Damages arising out of the failure of any representation or warranty to be so true and correct. At the Closing Acquiror shall have received a certificate to the foregoing effect executed by the Company's President or Chief Executive Officer.

      9.2 Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained in Article 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Acquiror shall have received a certificate to such effect executed by the Company's President or Chief Executive Officer.

      9.3 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, judgment or ruling that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement; or (b) Acquiror's right (or the right of any subsidiary of Acquiror) to conduct the Company Business on or after consummation of the Merger. There shall be no litigation or proceeding pending against the Acquiror, the Company or their respective subsidiaries by a Governmental Authority under which it could reasonably be expected that as a result of such litigation (i) Acquiror or any of its subsidiaries would be required to the sell or otherwise dispose of or hold separate (through the establishment of a trust or otherwise) any assets or categories of assets that are material to Acquiror and its subsidiaries,

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taken as a whole, or the Company or any of its subsidiaries would be required to sell or otherwise dispose of or hold separate (through the establishment of a trust or otherwise) any assets or categories of assets that are material to the Company and its subsidiaries taken as a whole, or Acquiror would be required to hold separate the shares of Company Capital Stock or (ii) there would be imposed against Acquiror, the Company or any their respective subsidiaries any limitation on the ability of Acquiror, the Company or any of their respective subsidiaries to freely conduct their businesses that would be material to Acquiror and its subsidiaries taken as a whole, the Company and its subsidiaries taken as a whole, or Acquiror's ability to hold or exercise full rights of ownership of the shares of Company Capital Stock.

      9.4 Government Consents; HSR Compliance. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger, including requirements under applicable federal and state securities laws. All applicable waiting periods under the HSR Act and Applicable Laws of Germany shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice or applicable Governmental Authorities of Germany without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of the Company by Acquiror or the Company.

      9.5 Opinion of Company's Legal Counsel. Acquiror shall have received from Wilson Sonsini Goodrich & Rosati, legal counsel to the Company, an opinion opining to the matters set forth in Exhibit E.

      9.6 Company Shareholder Approval. The Merger and this Agreement shall have been duly and validly approved and adopted, as required by California Law and the Company's Articles of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite vote or written consent of the Company Shareholders.

      9.7 Termination of Company Options, Company Warrants and Other Rights. All Company Options (other than Unvested Company Options), Company Warrants and all other direct or indirect rights to acquire shares of Company Capital Stock shall have been exercised and converted into shares of Company Capital Stock or shall have been terminated without further obligation or Liability of the Company, Acquiror or the Surviving Corporation (other than to make the payments contemplated by Section 2.1(b)).

      9.8 Termination of Company Shareholder Documents and Rights. Each of the Amended and Restated Investors' Rights Agreement dated July 20, 2000, Amended and Restated Right of First Refusal and Co-Sale Agreements dated July 20, 2000 and August 19, 1999, the Voting Agreement July 20, 2000, and Management Rights Letters dated August 19, 1999 and June 4, 1998 (collectively, the "COMPANY PREFERRED STOCK AGREEMENTS") shall have been terminated, effective as of the Closing, in accordance with their respective terms, and there shall be no continuing obligations of the Company thereunder. Any rights of first refusal, rights to any liquidation preference or redemption rights of any Company Shareholder shall have been terminated or waived, effective as of, and contingent upon, the Closing. The Articles of

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

Incorporation of the Company shall have been amended by all necessary corporate action to exempt the Merger and other transactions contemplated by this Agreement from application of the liquidation preference provisions of such Articles of Incorporation.

      9.9 Resignations of Directors and Officers. The persons holding the positions of a director or officer of the Company and each Company Subsidiary, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

      9.10 Closing Financial Certificate and Spreadsheet. Acquiror shall have received the Closing Financial Certificate and Spreadsheet from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the Closing Financial Certificate or Spreadsheet is accurate and shall not diminish Acquiror's remedies hereunder if the Closing Financial Certificate or Spreadsheet is not accurate.

      9.11 Section 280G Approval. If, in Acquiror's belief, any Contract or arrangement to which the Company is a party would be reasonably likely to give rise to or has given rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code, such amount shall have been subject to a vote by the Company Shareholders as required by Section 5.11(d), and, as required by Section 5.11(c), any "disqualified individuals" (as defined in Section 280G of the Code) shall have agreed to, and shall, forfeit any payments that would be non-deductible if the shareholder approval described in
Section 5.11(d) is not obtained.

      9.12 Company Good Standing Certificates. Acquiror shall have received a certificate from the California Secretary of State and each other State or jurisdiction in which the Company or any Company Subsidiary is qualified to do business certifying that the Company or such Company Subsidiary is in good standing and that all applicable taxes and fees of the Company or such Company Subsidiary through and including the Closing Date have been paid.

      9.13 Termination of Company Benefit Arrangements. The Company shall have delivered (a) a true, correct and complete copy of resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company, authorizing the termination of each or all of the Company Benefit Arrangements intended to constitute a Code Section 401(k) arrangement, requested by Acquiror to be terminated, and (b) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

      9.14 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Escrow Agent and the Representative.

      9.15 FIRPTA. Acquiror, as agent for the shareholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance reasonably satisfactory to Acquiror, which states that shares of Company Capital Stock do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3).

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                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

      10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Acquiror and the Company.

      10.2  Unilateral Termination.

            (a) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

            (b) Either Acquiror or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight Pacific Time on August 15, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 8 or Article 9 to be fulfilled or satisfied on or before such date.

            (c) Either Acquiror or the Company may terminate this Agreement at any time prior to the Effective Time if (i) the other has committed a breach of
(1) any of its representations and warranties under Article 3 or Article 4, as applicable, or (2) any of its covenants under Article 5 or Article 6, as applicable, and has not cured such breach within ten business days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 10.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article 9 or
Article 8, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 10.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

            (d) Acquiror, by giving written notice to the Company, may terminate this Agreement if the Company shall have failed to deliver an executed Company Shareholder Consent and an executed Company Shareholder Letter from each Company Shareholder listed in Exhibit B-1, which together constitute the Company Shareholder Approval, no later than 5:00 p.m. Pacific Time on the date immediately following the Agreement Date.

      10.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or the Company or their respective officers, directors, shareholders or affiliates; provided, however, that (i) the provisions of this Section 10.3 (Effect of Termination) and Article 12 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any

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

party hereto from liability in connection with any material breach of any of such party's representations, warranties or covenants contained herein.

                                   ARTICLE 11
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES; CONTINUING COVENANTS

      11.1 Survival. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the one year anniversary of the Effective Time; provided, however, that no right to indemnification pursuant to Article 11 in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of Acquiror under Article 11 or otherwise to seek recovery of Damages arising out of any fraud, willful breach or intentional misrepresentation until the expiration of the applicable statute of limitations. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Effective Time. If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article 5 and Article 6) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to Article 11 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

      11.2 Agreement to Indemnify. Each Effective Time Holder shall severally (based on each such holder's Pro Rata Share), and not jointly, indemnify and hold harmless Acquiror from and against any and all Damages directly or indirectly arising out of, resulting from or in connection with: (a) any failure of any representation or warranty made by the Company in this Agreement, the Company Disclosure Letter or any Company Ancillary Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates); (b) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Acquiror pursuant to Article 9 (other than the Closing Financial Certificate) to be true and correct as of the date such certificate is delivered to Acquiror; (c) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, the Company Disclosure Letter or any Company Ancillary Agreement; (d) any inaccuracies in the Spreadsheet or Closing Financial Certificate; (e) any Indemnifiable Merger Expenses; or (f) any Dissenting Shares Excess Payments. "DAMAGES" means losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees, other professionals' and experts fees, costs of investigation and court costs, and including amounts that Acquiror properly pays to officers, directors or other agents of Acquiror or the Company, but excluding special, consequential, incidental, punitive or exemplary damages (except that such excluded damages shall not be so excluded to the extent that Acquiror pays any such damages to

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

a third party or records a liability or reserve on its financial statements in accordance with GAAP for such payment). In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date (but not in determining whether any such representation and warranty is, in fact, true and correct), any materiality qualifier contained in such representation or warranty shall be disregarded.

      11.3  Limitations.

            (a) Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty, covenant or agreement if the Merger is not consummated.

            (b) If the Merger is consummated, the indemnification provisions set forth in Section 11.2 shall be the sole and exclusive remedy under this Agreement for the matters listed in the foregoing clauses (a)-(f) of Section 11.2, except in the case of fraud, willful breach or intentional misrepresentation. The Escrow Cash shall be the sole and exclusive security for Acquiror's indemnification claims under this Article 11.

            (c) If the Merger is consummated, notwithstanding anything contained herein to the contrary, Acquiror may not receive any Escrow Cash in respect of any claim for indemnification that is made pursuant to clauses
(a)-(b) of Section 11.2 that does not involve fraud, willful breach or intentional misrepresentation unless and until Damages in an aggregate amount greater than $150,000 (the "DEDUCTIBLE") have been incurred, paid or properly accrued, in which case Acquiror may make claims for indemnification for only those Damages that exceed the Deductible.

            (d) If the Merger is consummated, notwithstanding anything to the contrary set forth herein, in determining the amount of any Damages, the amount of such Damages shall be calculated net of any insurance proceeds (net of any collection costs incurred by Acquiror) and any indemnity, contribution or other similar payment received by the Acquiror from any third party with respect thereto (it being understood and hereby agreed that the Indemnified Party shall use commercially reasonable efforts to collect any available insurance proceeds and any indemnities, contributions or other similar payments from third parties, but shall not be required to commence litigation against any third parties). In the event that Acquiror shall collect any available insurance proceeds and any indemnities, contributions or other similar payments from third parties following its receipt of any Escrow Cash in respect of a claim hereunder but prior to the release of the Escrow Cash pursuant hereto, Acquiror shall redeposit into the Escrow Cash account the amounts so collected from the Escrow Cash in an amount equal to the amount of such proceeds or other payments used to reduce the amount of Damages as set forth in the first sentence of this paragraph.

      11.4  Appointment of Representative.

            (a) By voting in favor of the Merger or participating in the conversion of Company Common Stock and Company Options, each Effective Time Holder approves the designation of and designates the Representative as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder solely with respect to claims for indemnification under this Article 11, which shall include the right to: (a) give and receive notices and communications to or from and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) authorize the release or delivery to Acquiror of the Escrow Cash in satisfaction of indemnification claims by Acquiror pursuant to this Article 11 (including by not objecting to such claims); (c) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, indemnification claims by Acquiror pursuant to this Article 11; and (d) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Representative shall have authority and power to act on behalf of each Effective Time Holder with respect to the disposition, settlement or other handling of all indemnification claims under this Article 11 and all rights or obligations arising under this Article 11. The Effective Time Holders shall be bound by all actions taken and documents executed by the Representative in connection with any indemnification claims under this Article 11, and Acquiror shall be entitled to rely on any action or decision of the Representative. The individual serving as the Representative may be replaced from time to time by the holders of a majority in interest of the Escrow Cash then on deposit with the Escrow Agent upon not less than ten days prior written notice to Acquiror. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services. Notices or communications to or from the Representative shall constitute notice to or from each of the Effective Time Holders.

            (b) In performing the functions specified in this Agreement, the Representative shall not be liable to any Effective Time Holder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Effective Time Holder shall severally (based on each such holder's Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative. If not paid directly to the Representative by the Effective Time Holders, such losses, liabilities or expenses may be recovered by the Representative from Escrow Cash otherwise distributable to the Effective Time Holders (and not distributed or distributable to Acquiror or subject to a pending indemnification claim of Acquiror) following the one year anniversary of the Effective Time pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Holders according to their respective Pro Rata Shares.

      11.5  Notice of Claim.

            (a) As used herein, the term "CLAIM" means a claim for indemnification of Acquiror under this Article 11. Subject to the terms of
Section 11.5(b) and (c), Acquiror shall give written notice of a Claim executed by an officer of Acquiror (a "NOTICE OF CLAIM") to the Representative (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Cash) promptly after Acquiror becomes aware of the existence of any potential claim by Acquiror for indemnification from the Effective Time Holders under this Article 11.

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

            (b)   Each Notice of Claim by Acquiror given pursuant to Section
11.5 shall contain the following information: (i) that Acquiror has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against the Acquiror based on alleged facts, which if true, would give rise to liability for Damages to Acquiror under this Article
11); and (ii) a brief description, in reasonable detail (to the extent reasonably available to Acquiror), of the facts, circumstances or events giving rise to the alleged Damages based on Acquiror's good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Acquiror) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

            (c) The Acquiror may submit a Notice of Claim at any time during the period commencing with the Effective Time and ending on the one year anniversary of the Effective Time (the "SURVIVAL PERIOD"), but shall not be permitted to bring a Notice of Claim at any time after the expiration of the Survival Period (and any delivery or attempted delivery of a Notice of Claim after such time shall be void and of no force or effect). Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Representative prior to expiration of the Survival Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of the Survival Period. Until the expiration of the Survival Period, no delay on the part of Acquiror in giving the Representative a Notice of Claim shall relieve any Effective Time Holder from any of its obligations under this Article 11 unless (and then only to the extent that) the Representative or the Effective Time Holders are materially prejudiced thereby.

      11.6  Defense of Third-Party Claims.

            (a) Acquiror shall determine and conduct the defense or settlement of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Acquiror (in each such case, a "THIRD-PARTY CLAIM") and the costs and expenses incurred by Acquiror in connection with such defense or settlement (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which Acquiror may seek indemnification pursuant to a Claim made hereunder.

            (b) The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to Acquiror and may participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

            (c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Damages relating to such matter, except with the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 15 days after a written request for such consent by Acquiror. In the event that the Representative has consented to any such settlement, neither the Representative nor any Effective Time Holder shall have any power or authority to object under any provision of this Article 11 to the amount of any claim by or on behalf of Acquiror against the Escrow Cash or Effective Time Holders for indemnity with respect to such settlement.

      11.7 Resolution of Notice of Claim. Each Notice of Claim given by Acquiror shall be resolved as follows:

            (a) Uncontested Claims. If, within 15 business days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Acquiror as provided in Section 11.7(b), the Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Holders, (i) to the recovery by Acquiror of the full amount of Damages specified in the Notice of Claim in accordance with this Article 11, including the forfeiture of Escrow Cash, solely to the extent that such Damages do not exceed the amount of Escrow Cash then held in escrow by the Escrow Agent, and (ii) without further notice, to have stipulated to the entry of a final judgment for damages against the Effective Time Holders for such amount in any court having jurisdiction over the matter where venue is proper.

            (b) Contested Claims. If the Representative gives Acquiror written notice contesting all or any portion of a Notice of Claim (a "CONTESTED CLAIM") (with a copy to the Escrow Agent) within the 15 business day period specified in
Section 11.7(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquiror and the Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 business days following receipt by Acquiror of the written notice from the Representative, by binding litigation between Acquiror and the Representative in accordance with the terms and provisions of Section 11.7(c).

            (c) Litigation of Contested Claims. Either Acquiror or the Representative may bring suit in the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California to resolve the Contested Claim. Regardless of which party brings suit to resolve a matter, Acquiror shall bear the burden of proof by a preponderance of the evidence that Acquiror is entitled to indemnification pursuant to this Article 11. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 11.8(c), in any suit hereunder in which any claim or the amount thereof stated in the Notice of Claim is at issue, Acquiror shall be deemed to be the non-prevailing party unless the trial court awards Acquiror more than one-half of the amount in dispute; otherwise, the Representative and Effective Time Holders shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys' fees and costs, reasonably incurred by the other party to the suit.

      11.8 Release of Remaining Escrow Cash. Within five business days following the expiration of the Survival Period, Acquiror shall instruct the Escrow Agent to deliver to the Effective Time Holders all of the Escrow Cash then remaining in escrow under the Escrow Agreement (if any) in excess of any amount of Escrow Cash that is necessary to satisfy all

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

unresolved, unsatisfied or disputed claims for Damages specified in any Notice of Claim delivered to the Representative before the expiration of the Survival Period. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Survival Period, then the Escrow Agent shall retain possession and custody of that amount of Escrow Cash that equals the total maximum amount of Damages then being claimed by Acquiror in all such unresolved, unsatisfied or disputed Claims, and as soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Effective Time Holders all remaining Escrow Cash (if any) not required to satisfy such Claims.

      11.9 Tax Consequences of Indemnification Payments. All payments (if any) made to Acquiror pursuant to any indemnification obligations under this Article 11 will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

                                   ARTICLE 12
                                  MISCELLANEOUS

      12.1 Governing Law. The internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 11.8(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.9 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Santa Clara County, California.

      12.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquiror, including any successor to, or assignee of, all or substantially all of the business and assets of Acquiror. Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

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      12.3  Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

      12.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction.

      12.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after adoption of this Agreement by the Company Shareholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Shareholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Acquiror, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

      12.7 Expenses. Whether or not the Merger is successfully consummated, each party shall bear its respective legal, auditors', investment bankers' and financial advisors' fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

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      12.8  Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

      12.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9:

            If to Acquiror or Merger Sub:

                 Symantec Corporation
                 20330 Stevens Creek Blvd.
                 Cupertino, CA 95014
                 Attention: Arthur F. Courville, Sr. V.P. and General Counsel Facsimile No.: (408) 517-8121
                 Telephone No.:  (408) 517-7676

            with a copy to:

                 Fenwick & West LLP
                 Silicon Valley Center
                 801 California Street
                 Mountain View, CA 94041
                 Attention:  Daniel J. Winnike, Esq.
                 Facsimile No.: (650) 988-8500
                 Telephone No.: (650) 938-5200

            If to the Company:

                 Brightmail Incorporated
                 301 Howard Street, Suite 1800
                 San Francisco, CA 94105
                 Attention:  Enrique Salem, President and CEO
                 Fax Number:  (415) 348-9636

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            with a copy to:

                 Wilson Sonsini Goodrich & Rosati
                 650 Page Mill Road
                 Palo Alto, California 94304-1050
                 Attention:  John T. Sheridan, Esq.
                 Fax Number:  (650) 493-6811

            If to the Representative:

                 John C. Colligan
                 Accel Partners
                 428 University Avenue
                 Palo Alto, CA 94301
                 Fax Number:  (650) 614-4880

            with a copy to:

                 Wilson Sonsini Goodrich & Rosati
                 650 Page Mill Road
                 Palo Alto, California 94304-1050
                 Attention:  John T. Sheridan, Esq.
                 Fax Number:  (650) 493-6811

      12.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

      12.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 12.11.

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      12.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      12.13 Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; except that (a) Article 2 is intended to benefit Company Securityholders; (b) Section 6.4 is intended to benefit Continuing Employees; and (c) Section 6.5 is intended to benefit the Company Indemnified Persons.

      12.14 Public Announcement. Upon execution of this Agreement, Acquiror and the Company shall issue a press release approved by both parties announcing the Merger. Thereafter, Acquiror may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. Prior to the publication of such initial and mutually agreed press release, neither party shall make any public announcement relating to this Agreement or the transactions contemplated hereby (except as may be required by law) and the Company shall use its reasonable efforts to prevent any trading in shares of Acquiror Common Stock by its officers, directors, employees, shareholders and agents.

      12.15 Confidentiality. The Company and Acquiror each confirm that they have entered into the Mutual NDA and that they are each bound by, and shall abide by, the provisions of such Mutual NDA; provided, however, that Acquiror shall not be bound by such Mutual NDA after the Closing. If this Agreement is terminated, the Mutual NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Mutual NDA.

      12.16 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Acquiror Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

      12.17 Waiver of Jury Trial. EACH OF ACQUIROR, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR, MERGER SUB,

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THE COMPANY, SUB AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION,
PERFORMANCE AND ENFORCEMENT HEREOF.

                              [SIGNATURE PAGE NEXT]

                                       72
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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SYMANTEC CORPORATION                            BRIGHTMAIL INCORPORATED

By:___________________________                  By:_____________________________

Name:_________________________                  Name:___________________________

Title:________________________                  Title:__________________________

BRAZIL ACQUISITION CORP.                        REPRESENTATIVE

By:___________________________                  By:_____________________________

Name:_________________________                  Name:___________________________

Title:________________________

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                LIST OF EXHIBITS

Exhibit A     Form of Agreement of Merger

Exhibit B-1   List of Initial Signatories to Company Shareholder Consent

Exhibit B-2   Form of Company Shareholder Consent

Exhibit B-3   Form of Company Shareholder Letter

Exhibit C     Valuation Spreadsheet

Exhibit D     Form of Escrow Agreement

Exhibit E     Matters to be Covered in the Opinion of Wilson Sonsini Goodrich &
              Rosati

THE EXHIBITS AND SCHEDULES TO THIS AGREEMENT HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) OF REGULATION S-K. THE COMPANY WILL FURNISH COPIES OF ANY OF THE EXHIBITS AND SCHEDULES TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.